EXHIBIT 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 2, 2007, by and among (1) Alon USA Energy, Inc., a Delaware corporation (“Alon”) and an indirect parent of Purchaser, (2) Alon USA Interests, LLC, a Texas limited liability company (“Parent”), (3) ALOSKI, LLC, a Texas limited liability company (“Purchaser”) and a wholly-owned subsidiary of Parent, (4) Skinny’s, Inc., a Texas corporation (the “Company”), and (5) each of the Davis Shareholders (as defined herein).

RECITALS

A. It is the intention of the parties that the Company shall merge with and into the Purchaser, with the Purchaser being the surviving entity;

B The Company presently conducts the business of owning and operating convenience stores and retail gas stations in the State of Texas (the “Business”); and

C. The parties desire to effect the Merger (as defined below) and thereby cause Purchaser to acquire by merger the assets, rights and properties of the Company used or held for use in the operation of the Business on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

MERGER

1.1 Merger. On the terms and subject to the conditions hereof and in accordance with the Texas Business Organizations Code (the “TBOC”), the Company shall be merged with and into Purchaser (the “Merger”) at the Effective Time (as defined below). At the Effective Time, the separate existence of the Company shall cease, and the Purchaser shall continue to exist as the surviving company (the “Surviving Company”) and a wholly-owned subsidiary of Parent. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the TBOC.

1.2 Date of Closing. Unless this Agreement shall have been terminated pursuant to Article 9, and subject to the satisfaction or waiver of the conditions in Article 5, the closing of the Merger (the “Closing”) will occur at 400 Pine Street, Suite 800, Abilene, Texas (or at such other place as the parties may designate) on the final Business Day of the calendar month after each of the conditions specified in Article 5 (other than conditions that by their nature can only be satisfied at the Closing) has been fulfilled or waived by the party entitled to waive that condition. The date on which the Closing is effected is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time. At the Closing, after the satisfaction or waiver of each of the conditions set forth in Article 5, the parties shall cause to be duly prepared and filed with the Secretary of State of the State of Texas a certificate of merger (the “Certificate of Merger”), in such form as is required by and executed in accordance with the applicable provisions of the TBOC. The Merger shall become effective at such time as the filing of the Certificate of Merger with the Secretary of State of the State of Texas (the “Effective Time”).

1.4 Certificate of Formation; Governing Documents. The certificate of formation of the Surviving Company shall be amended in the Merger to be the same as the certificate of formation of Purchaser immediately prior to the Effective Time until amended in accordance therewith and in accordance with applicable law, except that Article One thereof shall read, “The name of the company is “Skinny’s, LLC”.” The limited liability company agreement of Purchaser in effect at the Effective Time shall be the limited liability company agreement of the Surviving Company (with the name of the Surviving Company changed as appropriate) until amended in accordance therewith and in accordance with the certificate of formation of the Surviving Company.

1.5 Managers; Officers. The managers of Purchaser immediately prior to the Effective Time shall be the managers of the Surviving Company as of the Effective Time until their successors are elected and qualified. The officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time until their successors are elected and qualified.

ARTICLE 2

CONVERSION OF SHARES

2.1 Effect on Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, any holder of shares of the Company’s capital stock (a “Shareholder”) or the Purchaser, each of the following shall occur:

(a) Each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.1(b)) and all rights in respect thereof shall be canceled and be automatically converted into the right to receive the Per Share Merger Consideration on the terms set forth in this Agreement. As of the Effective Time, all shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except for the right to receive the Per Share Merger Consideration upon surrender of the certificate that formerly evidenced such shares of Common Stock to the Surviving Company;

(b) Each share of Common Stock held in treasury by the Company or any Subsidiary of the Company shall automatically be canceled and retired and shall cease to exist and no payment or distribution shall be made with respect thereto; and

(c) Notwithstanding anything in this Agreement to the contrary, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a Shareholder who has properly exercised his appraisal rights under the TBOC (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, but instead such shares shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the TBOC. If any such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under the TBOC, each share of such holder’s Common Stock shall thereupon be converted into, as of the Effective Time, the right to receive, without any interest thereon, the Per Share Merger Consideration on the terms set forth in this Agreement. The Company shall give Purchaser (i) prompt notice of any demands for appraisal or payment for shares of Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Purchaser, make any payments with respect to, or settle, or offer to settle or otherwise negotiate, any such demands. The Disbursing Agent will retain any Per Share Merger Consideration attributable to Dissenting Shares which would otherwise be payable in respect thereof until such time as such holder’s consideration payable in respect of such shares is finally determined through application of the procedures required under the TBOC or otherwise.

2.2 Estimated Merger Consideration.

(a) At least three (3) days prior to the Closing, the Company shall deliver to Purchaser the Company’s good faith estimate, certified by the Company’s chief financial officer, of the consolidated balance sheet of the Company as of the Closing Date reflecting the payment of the PLL Policy premiums and any other costs or expenses to be paid by the Company in connection with the Closing (the “Estimated Balance Sheet”) and a calculation of the Estimated Balance Sheet Adjustment Amount (as defined below) and the Estimated Merger Consideration (as defined below). The Estimated Balance Sheet shall be prepared in accordance with GAAP, consistent with (i) the Company’s past practice and (ii) the practices and methodologies used by the Company in preparing the Pro Forma December 31, 2005 Balance Sheet.

(b) The “Estimated Balance Sheet Adjustment Amount” shall mean an amount equal to the sum of: (a) the Current Assets excluding cash (as reflected on the Estimated Balance Sheet) less $6,200,000, (b) $8,900,000 less the Current Liabilities (as reflected on the Estimated Balance Sheet) and (c) $15,200,000 less the Long Term Liabilities (as reflected on the Estimated Balance Sheet).

(c) The “Estimated Merger Consideration” shall mean an amount equal to $70,200,000 in cash less the Cash Deficit (i) (A) plus the Estimated Balance Sheet Adjustment Amount if such Estimated Balance Sheet Adjustment Amount is a positive number or (B) minus the Estimated Balance Sheet Adjustment Amount if such Estimated Balance Sheet Adjustment Amount is a negative number, and (ii) minus an amount equal to the total amount of the Non-Compete Payments set forth on Exhibit A.

2.3 Distribution of Estimated Merger Consideration and Non-Compete Payments.

(a) For purposes of this Agreement:

(i) the “Aggregate Fully Diluted Common Shares” shall be the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Date;

(ii) the “Applicable Percentage” of any Shareholder means the quotient (expressed as a percentage) of (A) the aggregate number of shares of Common Stock held by such holder immediately prior to the Effective Time over (B) the Aggregate Fully Diluted Common Shares;

(iii) the “Balance Sheet Adjustment Escrow Amount” shall mean an amount equal to $7,200,000;

(iv) the “Cash Deficit” shall mean an amount equal to $10,000,000 less the amount of cash indicated on the Estimated Balance Sheet;

(v) the “Closing Merger Consideration” shall be equal to the Estimated Merger Consideration minus the Balance Sheet Adjustment Escrow Amount; and

(vi) the “Closing Per Share Merger Consideration” shall mean an amount equal to (A) the Closing Merger Consideration divided by (B) the Aggregate Fully Diluted Common Shares.

(b) Calculation of the Closing Merger Consideration and the Closing Per Share Merger Consideration. At least three (3) days prior to the Closing, the Company shall provide to Purchaser a true and complete schedule setting forth the name and address of each Shareholder, the number of shares of Common Stock held by such Shareholder, the Aggregate Fully Diluted Common Shares, the Closing Merger Consideration, the Closing Per Share Merger Consideration, and the total Closing Per Share Merger Consideration to be paid to each Shareholder.

(c) At the Closing, Alon and Parent shall cause Purchaser to and Purchaser shall:

(i) deliver to the Disbursing Agent the Closing Merger Consideration by wire transfer of immediately available funds to an account designated by the Disbursing Agent at least three (3) days prior to Closing;

(ii) deliver to the Disbursing Agent the total amount of the Non-Compete Payments by wire transfer of immediately available funds to an account designated by the Disbursing Agent at least three (3) days prior to Closing; and

(iii) deliver to the Escrow Agent the Balance Sheet Adjustment Escrow Amount by wire transfer of immediately available funds to be held by the Escrow Agent in the Balance Sheet Adjustment Escrow Account pursuant to the terms of the Escrow Agreement.

2.4 Calculation of Merger Consideration and Per Share Merger Consideration.

(a) As soon as practicable, and in any event within ninety (90) days following the Closing Date, the Surviving Company shall (at its expense) prepare and deliver to the Representative a consolidated balance sheet of the Company as of the Closing Date (the “Final Balance Sheet”) and its calculation of the Final Balance Sheet Adjustment Amount (as defined below), the Merger Consideration (as defined below) and the Per Share Merger Consideration (as defined below) (collectively, the “Closing Financial Data”). The Final Balance Sheet shall be prepared in accordance with GAAP, consistent with (i) the Company’s past practice and (ii) the past practices and methodologies used by the Company in preparing the Pro Forma December 31, 2005 Balance Sheet.

(b) The “Final Balance Sheet Adjustment Amount” shall mean an amount equal to the sum of: (i) the Current Assets (as reflected on the Final Balance Sheet) less $16,200,000, (ii) $8,900,000 less Current Liabilities (as reflected on the Final Balance Sheet), and (iii) $15,200,000 less the Long Term Liabilities (as reflected on the Final Balance Sheet).

(c) The “Merger Consideration” shall mean an amount equal to $70,200,000 (i)(A) plus the Final Balance Sheet Adjustment Amount if such Final Balance Sheet Adjustment Amount is a positive number or (B) minus the Final Balance Sheet Adjustment Amount if such Final Balance Sheet Adjustment Amount is a negative number, and (ii) minus an amount equal to the total amount of the Non-Compete Payments as set forth in Exhibit A.

(d) The “Per Share Merger Consideration” shall mean an amount equal to (i) the Merger Consideration divided by (ii) the Aggregate Fully Diluted Common Shares.

(e) After receipt of the Closing Financial Data, the Representative shall have thirty (30) days to review the Closing Financial Data and to dispute any items reflected therein. The Representative may dispute items only on the basis that such items (i) were not prepared in conformity with GAAP consistent with (A) the Company’s past practice or (B) the practices and methodologies used by the Company in preparing the Pro Forma December 31, 2005 Balance Sheet or (ii) were arrived at based on mathematical error.

(f) Unless the Representative delivers written notice to the Surviving Company on or prior to the 30th day following its receipt of the Closing Financial Data specifying in reasonable detail the amount, nature and basis of all disputed items, the Representative shall be deemed to have accepted and agreed to the calculation of the Final Balance Sheet Adjustment Amount. If the Representative delivers written notice to the Surviving Company disputing the Closing Financial Data on or prior to the 30th day following its receipt of the Closing Financial Data, the Representative and the Surviving Company shall within thirty (30) days or such longer period as the Surviving Company and the Representative agree (the “Resolution Period”), attempt to resolve the disputed items (any resolution by them as to any such disputed amounts shall be final, binding and conclusive).

2.5 Final Reconciliation of Merger Consideration and Payment to Shareholders. If (i) the Merger Consideration is greater than the Estimated Merger Consideration, Alon and Parent shall cause the Surviving Company to and the Surviving Company shall pay to the Disbursing Agent, as agent of the Shareholders, an amount equal to the difference between the Merger Consideration and the Estimated Merger Consideration to be promptly distributed to each Shareholder in accordance with such Shareholder’s Applicable Percentage, and if (ii) the Merger Consideration is less than the Estimated Merger Consideration, the Representative shall instruct the Escrow Agent to distribute from the Balance Sheet Adjustment Escrow Account an amount equal to the difference between the Estimated Merger Consideration and the Merger Consideration to the Surviving Company. In the event that any amounts are remaining in the Balance Sheet Adjustment Escrow Account following the above distributions, the Representative and the Surviving Company shall provide joint written instructions to the Escrow Agent to release such portion of the Balance Sheet Escrow Account, together with any interest or earnings on such portion to the Disbursing Agent, as agent of the Shareholders to be promptly distributed to each Shareholder in accordance with such Shareholder’s Applicable Percentage.

2.6 Dispute Resolution. If any amounts remain in dispute at the conclusion of the Resolution Period then all amounts remaining in dispute shall be submitted to the Neutral Auditors. The Neutral Auditors’ determination shall be delivered within thirty (30) days of their retention and, absent manifest error, shall be final, binding and conclusive as to the determination of the Final Balance Sheet Adjustment. With respect to any matters submitted to them, the Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Agreement and the presentations of the Surviving Company and the Representative, and not by independent review and audit, only those items in dispute and only as to whether such amounts were arrived at in conformity with this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company makes the following representations and warranties to Purchaser, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by Purchaser.

3.1.1 Organization and Good Standing; Capitalization.

(a) The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company and each of its Subsidiaries has the requisite corporate power and authority to own, lease or otherwise hold the assets owned, leased or otherwise held by it and to carry on the Business as presently conducted by it. Neither the Company nor any of its Subsidiaries is required to be qualified as a foreign corporation in any other state of the United States as a result of its ownership or lease of property or the conduct of the Business. Each Subsidiary of the Company is a direct wholly-owned subsidiary of the Company.

(b) The authorized capital of the Company consists of 100,000 shares of Common Stock, of which 39,599.82 shares are issued and outstanding. Attached hereto as Schedule 3.1.1(b) is a list of each Shareholder and the number of shares of Common Stock owned by each Shareholder as indicated in the stock records of the Company. In addition, Schedule 3.1.1(b) includes a list of the participants having an account in the Skinny’s, Inc. Employees’ Stock Ownership Plan and Trust (the “ESOP”), along with shares allocated by participant, and each participant’s address and Social Security number. The shares of Common Stock indicated on Schedule 3.1.1(b) constitute the only issued and outstanding shares of capital stock of the Company, have been duly authorized and are validly issued, fully paid and non-assessable. There are no outstanding securities, rights or obligations which are convertible into, exchangeable for, or exercisable to acquire any capital stock or other equity securities of the Company or any of its Subsidiaries. There are no outstanding contractual obligations, commitments or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company, except pursuant to the statutory put option obligation of the ESOP. The shares of Common Stock owned by the Davis Shareholders are not subject to any preemptive right, right of first refusal or other right or restriction. Each Davis Shareholder is the record and beneficial owner of, and has good and valid title to, the number of shares attributed to such Shareholder on Schedule 3.1.1(b), free and clear of any Liens.

3.1.2 Authorization of Agreement; Binding Obligation. The Company has the requisite corporate power to execute and to deliver this Agreement and, subject to fulfillment or waiver of the conditions precedent to the consummation of the transactions contemplated hereunder, to perform the transactions contemplated hereunder to be performed by it. The execution and delivery by the Company of this Agreement and the performance by it of the transactions contemplated hereunder to be performed by it have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by duly authorized officers of the Company and, assuming the due execution and delivery of this Agreement by Alon, Parent, Purchaser and the Davis Shareholders, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3 No Interest in Other Entities. Except for interests in the entities described in Schedule 3.1.3, no shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity are beneficially owned by the Company.

3.1.4 No Restrictions Against Merger; Required Consents. The execution and delivery of this Agreement by the Company does not, and the performance by the Company of the transactions contemplated hereby to be performed by it will not (a) conflict with or give rise to a right of termination or cancellation of the Articles of Incorporation or Bylaws of the Company, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any contract, permit, order, judgment or decree to which either the Company is a party or by which any of their properties are bound, (c) constitute a violation of any law or regulation applicable to the Company, or (d) result in the creation of any lien, charge or encumbrance upon any of the assets of the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of the transactions contemplated hereby to be performed by it, except for such of the foregoing as are listed or described on Schedule 3.1.4 and any filings, if required, with the Federal Trade Commission and Department of Justice pursuant to the HSR Act.

3.1.5 No Third Party Options. There are no existing agreements with, options or rights of, or commitments to any Person to acquire any of the Company’s capital stock, assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of inventory.

3.1.6 Financial Statements. The Company has delivered to Purchaser true and complete copies of (a) the balance sheets of the Company at December 31, 2003, 2004 and 2005 and the related statements of income, cash flow and changes in shareholders’ equity for the fiscal years then ended, certified by the Company’s accounting firm; and (b) unaudited balance sheets of the Company at March 31, 2006, June 30, 2006 and September 30, 2006 and related statements of income and cash flow for the periods then ended, all of which have been prepared in accordance with GAAP consistently applied throughout the periods involved. Such balance sheets, including the related notes, fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company at the dates indicated and such statements of income, cash flow and changes in shareholders’ equity fairly present the results of operations, cash flow and changes in shareholders’ equity of the Company for the periods indicated. The unaudited financial statements as at and for the periods ending March 31, 2006, June 30, 2006 and September 30, 2006 contain all adjustments, which are solely of a normal recurring nature, necessary to present fairly the financial position and results of operations of the Company for the periods then ended. References in this Agreement to the “Interim Balance Sheet” shall mean the balance sheet of the Business as of September 30, 2006 referred to above; and references in this Agreement to the “Interim Balance Sheet Date” shall be deemed to refer to September 30, 2006. The Interim Balance Sheet specifically identifies the assets and liabilities which, if the Closing had been held on the Interim Balance Sheet Date, would have been transferred to or assumed by Purchaser in accordance herewith.

3.1.7 Accounts Receivable. The accounts receivable of the Company arising from the Business as set forth on the Interim Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set offs or counterclaims; and are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Interim Balance Sheet, the recorded allowance for collection losses on the Interim Balance Sheet. The allowance for collection losses on the Interim Balance Sheet has been determined in accordance with GAAP, consistent with the Company’s past practice.

3.1.8 Inventory. All inventory of the Company used in the conduct of the Business reflected on the Interim Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of the Business consistent with past practice; is of good and merchantable quality; consists substantially of a quality, quantity and condition usable, leasable or saleable in the ordinary course of the Business; is valued using the retail inventory first in first out method for merchandise and the last in first out method for fuel; and is not subject to any write-down or write-off. The Company is not under any liability or obligation with respect to the return of inventory in the possession of wholesalers, retailers or other customers.

3.1.9 Absence of Undisclosed Liabilities. The Company has no known liabilities or obligations with respect to the Business, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

(a) those liabilities or obligations set forth on the Interim Balance Sheet and not heretofore paid or discharged;

(b) liabilities arising in the ordinary course of business consistent with past practice under any agreement, contract, commitment, lease or plan specifically disclosed on Schedule 3.1.11(a) or not required to be disclosed because of the term or amount involved; and

(c) those liabilities or obligations incurred in or as a result of the normal and ordinary course of business consistent with past practice since the Interim Balance Sheet Date.

For purposes of this Agreement, the term “liabilities” shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether fixed or contingent, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

3.1.10 Books of Account. The books, records and accounts of the Company maintained with respect to the Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of the Company with respect to the Business. The Company has not engaged in any transaction with respect to the Business, maintained any bank account for the Business or used any of the funds of the Company in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business.

3.1.11 Contracts and Commitments.

(a) Except as described on Schedule 3.1.11(a), the Company is not a party to any written or oral:

(i) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party which supplies, products or services are used in the conduct of the Business involving in any one case $10,000 or more;

(ii) agreement, contract or commitment to sell or supply products or to perform services in connection with the Business involving in any one case $10,000 or more;

(iii) agreement, contract or commitment relating to the Business continuing over a period of more than six (6) months from the date hereof or exceeding $25,000 in value;

(iv) distribution, dealer, representative or sales agency agreement, contract or commitment relating to the Business;

(v) lease under which the Company is either lessor or lessee relating to the assets of the Company or any property at which the assets of the Company are located;

(vi) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Business or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person relating to the Business;

(vii) agreement, contract or commitment for any charitable or political contribution relating to the Business in excess of $10,000;

(viii) commitment or agreement for any capital expenditure or leasehold improvement in excess of $10,000 relating to the Business;

(ix) agreement, contract or commitment limiting or restraining the Company, the Business or any successor thereto from engaging or competing in any manner or in any business, nor, to the Company’s knowledge, is any employee of the Company engaged in the conduct of the Business subject to any such agreement, contract or commitment;

(x) license, franchise, distributorship or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by the Company in the conduct of the Business; or

(xi) material agreement, contract or commitment relating to the Business not made in the ordinary course of business consistent with past practice.

(b) Each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings listed or required to be listed on Schedule 3.1.11(a), or not required to be listed therein because of the amount thereof, under which Purchaser is to acquire rights or obligations hereunder is valid and enforceable in accordance with its terms; the Company is to its knowledge, and to the Company’s knowledge all other parties thereto are, in compliance with the provisions thereof; the Company is not, and to the Company’s knowledge no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein; and no event known to the Company has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Furthermore, no such agreement, contract, commitment, lease, plan or other instrument, document or undertaking, in the reasonable opinion of the Company, contains any contractual requirement with which there is a reasonable likelihood the Company or any other party thereto will be unable to comply. Except as listed on Schedule 5.1.6, no written or oral agreement, contract or commitment described or required to be described on Schedule 3.1.11(a) requires the consent of any party in connection with the Merger contemplated hereby.

3.1.12 Title to Assets. Except as listed or described on Schedule 3.1.12, the Company has good, valid and marketable title to its assets free and clear of all mortgages, liens, claims, charges, pledges, or other encumbrances of any nature (collectively, “Liens”), other than (a) those reflected or reserved against in the Interim Balance Sheet and (b) Liens for Taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty. (The items referred to in the exception to the immediately preceding sentence are hereinafter referred to as “Permitted Liens”).

3.1.13 Intellectual Property. Schedule 3.1.13(a) contains an accurate and complete list of all Intellectual Property owned or used by the Company in the operation of the Business. Except as set forth on Schedule 3.1.13(b), the Company owns the entire right, title and interest in and to the Intellectual Property used in the operation of the Business (including, without limitation, the right to use and license the same). Except as set forth in Schedule 3.1.13(b), there are no pending, or to the knowledge of the Company, threatened actions of any nature affecting the Intellectual Property. Schedule 3.1.13(b) lists all notices or claims currently pending or received by the Company which claim infringement of any domestic or foreign letters patent, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know-how or other confidential proprietary information. Except as set forth on Schedule 3.1.13(b), there is, to the knowledge of the Company, no reasonable basis upon which any claim may be asserted against the Company for infringement or misappropriation of any domestic or foreign letters patent, patents, patent applications, patent licenses, software licenses, and know-how licenses, trade names, trademark registrations and applications, trademarks, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know-how or other confidential proprietary information. All letters patent, registrations and certificates issued by any Governmental Entity relating to any of the Intellectual Property and all licenses and other agreements pursuant to which the Company uses any of the Intellectual Property, are valid and subsisting, have been properly maintained and neither the Company, nor to the knowledge of the Company, any other Person, is in default or violation thereunder.

3.1.14 Software. The Company has not developed and does have any ownership rights in any computer software other than non-exclusive licenses to use non-customized computer software purchased through normal retail channels.

3.1.15 Condition of Assets. The material assets of the Company are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business consistent with past practice, meet good industry standards for the condition of such assets and, to the knowledge of the Company, conform to all applicable laws, ordinances, codes, rules and regulations and Permits relating to their construction, use and operation. The assets owned by the Company constitute all assets and rights necessary to operate the Business immediately after Closing as currently conducted and as currently contemplated to be conducted. No Person other than the Company and its Subsidiaries owns any equipment or other tangible assets or properties situated on the premises of the Company or necessary to the operation of the Business of the Company, except for leased items disclosed on Schedule 3.1.11(a).

3.1.16 Real Property.

(a) Title to Owned Real Property. Title to the Owned Real Property listed on Schedule 3.1.16 is, and at Closing shall be, good and marketable, fee simple absolute, free and clear of all Liens, adverse claims and other matters affecting the Company’s title or access to or possession of such Owned Real Property, excepting only those Liens securing the Company’s obligation to Amresco Commercial Finance, Inc. as reflected on Schedule 3.1.12, the Permitted Liens and such easements, rights-of-way, restrictions and covenants presently of record which the Company believes will not materially interfere with or materially impair the Surviving Company’s use of any of the Owned Real Property as such Owned Real Property is currently used.

(b) Leased Real Property. With respect to the Leased Real Property:

(i) Schedule 3.1.16(b) describes each Real Property lease by listing the name of the landlord or sublandlord, a description of the leased premises, the commencement and expiration dates of the current term, the security deposited by the Company with the landlord or sublandlord, if any, the monthly rental (including, but not limited to, base and all additional rents); and

(ii) Each Real Property lease is, and at Closing shall be, in full force and effect and has not been assigned, modified, supplemented or amended, and neither the Company nor the landlord or sublandlord under any Real Property lease is in default under any of the Real Property leases, and no known circumstance(s) or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Real Property lease to terminate any Real Property lease.

(c) Zoning. To the Company’s knowledge, the Real Property complies with all applicable zoning and other land use requirements and there is no pending action to modify or terminate the present zoning and land use requirements of the Owned Real Property or any parts thereof.

(d) Utility Services. The water, electric, gas and sewer utility services and the septic tank and storm drainage facilities currently available to the Real Property are adequate for the present use of the Real Property by the Company in conducting the Business, are not being appropriated by the Company but rather are being supplied to the Company by utility companies or municipalities pursuant to valid and enforceable contracts, and there is no known condition which will result in the termination of the present access from the Real Property to such utility services and other facilities.

(e) Access. The Company has obtained all Permits and rights-of-way, including, but not limited to, proof-of-dedication, which are necessary to ensure vehicular and pedestrian ingress and egress to and from the Owned Real Property. There are no restrictions on entrance to or exit from the Owned Real Property to adjacent public streets and no known conditions which will result in the termination of the present access from the Real Property to existing highways and roads. There are no known restrictions on entrance to or exit from the Leased Real Property to adjacent public streets.

(f) Assessments or Hazards. Except as described on Schedule 3.1.16(f), the Company has received no notices, oral or written, from any Governmental Entity that the assessed value of the Owned Real Property has been determined to be greater than that upon which county, township or school tax was paid for the 2005 tax year applicable to each such tax, or from any insurance carrier of the Company of fire hazards with respect to the Real Property.

(g) Eminent Domain. The Company has received no notices, oral or written, and has no reason to believe, that any Governmental Entity having the power of eminent domain over the Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.

(h) No Violations. The Owned Real Property and the present uses thereof comply with all Laws of all Governmental Entities having jurisdiction over the Owned Real Property, and the Company has received no notices, oral or written, from any Governmental Entity, and has no reason to believe, that the Owned Real Property or any improvements erected or situate thereon, or the uses conducted thereon or therein, violate any Laws of any Governmental Entity having jurisdiction over the Owned Real Property. To the Company’s knowledge, the Leased Real Property complies with all Laws of all Governmental Entities having jurisdiction over the Leased Real Property, and the Company has received no notices, oral or written, from any Governmental Entity, and has no reason to believe that the Leased Real Property or any improvements erected or situated thereon, or the uses conducted thereon or therein, violate any Laws of any Governmental Entity having jurisdiction over the Leased Real Property. The present uses of the Leased Real Property comply with all laws of all Governmental Entities having jurisdiction over the Leased Real Property.

(i) Improvements. The improvements located on the Owned Real Property are in good condition and are structurally sound, and all mechanical and other systems located therein are in good operating condition, subject to normal wear, meet general industry standards for the condition of such improvements, and no known condition exists requiring material repairs, alterations or corrections. To the Company’s knowledge, the improvements located on the Leased Real Property are in good condition and are structurally sound, and all mechanical and other systems located therein are in good operating condition, subject to normal wear, meet general industry standards for the condition of such improvements, and no known condition exists requiring material repairs, alterations or corrections.

(j) Public Improvements. Except as described on Schedule 3.1.16(j), no work for municipal improvements has been commenced on or in connection with the Owned Real Property or, to the knowledge of the Company, the Leased Real Property, or any street adjacent thereto. No assessment for public improvements has been made against the Owned Real Property or, to the knowledge of the Company, the Leased Real Property, which remains unpaid. No notice from any county, township or other Governmental Entity has been served upon the Owned Real Property or, to the knowledge of the Company, the Leased Real Property, or received by the Company requiring or calling attention to the need for any work, repair, construction, alteration or installation on or in connection with the Owned Real Property or the Leased Real Property which has not been complied with.

(k) Flood Plain. Except as described on Schedule 3.1.16(k), no part of the Owned Real Property contains, is located within any flood plain, navigable water or other body of water, tideland, wetland, marshland or any other area which (to the Company’s knowledge) is subject to special state, federal or municipal regulation, control or protection.

(l) Commitments and Options. The Company is not a party to any option to purchase or sell, right of first refusal to purchase or sell or agreement for the sale and purchase of the Owned Real Property to any person or entity.

(m) Parties in Possession. Other than the Company or any tenant under a lease described on Schedule 3.1.12, there are no parties in possession of any portion of the Owned Real Property, as lessees, subtenants or tenants at sufferance, or trespassers.

3.1.17 Insurance. The Company has insurance policies in full force and effect for such amounts as are sufficient for material compliance with all requirements of Law and of all agreements to which the Company is a party or by which it is bound. Set forth in Schedule 3.1.17 is a list of all fire, liability and other forms of insurance and all fidelity bonds held by or applicable to the Company, its Subsidiaries or the Business, setting forth, in respect of each such policy, the policy name, policy number, carrier, named insured, term, type of coverage and annual premium. Except as set forth in Schedule 3.1.17, no known event relating to the Company or the Business has occurred which can reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which is likely to result in a prospective upward adjustment in such premiums in excess of those caused by normal market conditions and inflation. Excluding insurance policies that have expired and been replaced in the ordinary course of business consistent with past practice, no insurance policy has been cancelled within the last two (2) years and, to the Company’s knowledge, no threat has been made to cancel any insurance policy of the Company during such period. Except as noted on Schedule 3.1.17, all such insurance will remain in full force and effect with respect to periods before the Closing. No event known to the Company has occurred, including, without limitation, the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

3.1.18 Conduct of the Business Since the Interim Balance Sheet Date. Since the Interim Balance Sheet Date, the Company has not:

(a) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b) sold, encumbered, assigned or transferred any assets or properties of the Company, except for the sale of inventory in the ordinary course of business consistent with past practice;

(c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of its assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d) made or suffered any amendment or termination of any material agreement, Contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business consistent with past practice;

(e) except as provided in Schedule 3.1.18(e), declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares;

(f) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting its business, operations, assets, properties or prospects or (ii) of any item or items carried on its books of account individually or in the aggregate at more than $50,000;

(g) suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

(h) received notice or had knowledge of any actual or threatened labor strike or other occurrence, event or condition of any similar character which has had or might have a material adverse effect on its business, operations, assets, properties or prospects;

(i) except as provided in Schedule 3.1.18(i), made a commitment or an agreement for capital expenditures or capital additions or betterments exceeding in the aggregate $100,000 except such as may be involved in ordinary repair, maintenance or replacement of its assets consistent with past practice;

(j) except as provided in Schedule 3.1.18(j), increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

(k) changed any of the accounting principles followed by it or the methods of applying such principles;

(l) entered into any transaction (except for the transactions contemplated hereby) other than in the ordinary course of business consistent with past practice; or

(m) suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise).

3.1.19 Customers and Suppliers. Schedule 3.1.19 sets forth (a) a list of (i) each of the customers of the Company whose sales during the fiscal year ended December 31, 2005 represented greater than 5% of the Company’s gross sales during such period and (ii) each of the customers of the Company whose sales exceeded 5% of the Company’s gross sales during the nine months ended September 30, 2006, showing the approximate total sales by the Company to each such customer during the fiscal year ended December 31, 2005 and the nine months ended September 30, 2006, respectively, (b) a list of (i) the ten (10) largest suppliers of the Company based on purchases during the fiscal year ended December 31, 2005, and (ii) the ten (10) largest suppliers of the Company based on purchases during the nine months ended September 30, 2006, showing the approximate total purchases by the Company from each such supplier during the fiscal year ended December 31, 2005, and the nine months ended September 30, 2006, respectively. Except as described on Schedule 3.1.19, there has not been any adverse change in the business relationship of the Company with any customer or supplier named in Schedule 3.1.19, and the Company has no reason to believe that there will be any such adverse change in the future either as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

3.1.20 Personnel Information.

(a) Neither the Company nor any Affiliate of the Company is a party to or bound by any employment or consulting agreement or any collective bargaining agreement or other labor agreement, any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance or other incentive or welfare contract, plan or arrangement relating to the Business except as set forth on Schedule 3.1.20(a) or 3.1.21(a).

(b) Schedule 3.1.20(b) hereto contains a true and complete list of all Persons employed by the Company in connection with the Business as of February 23, 2007, including date of hire, a description of material compensation arrangements (other than employee benefit plans set forth in Schedule 3.1.20(a) or 3.1.21(a)) and a list of other terms of any and all agreements affecting such Persons. Except as listed on Schedule 3.1.20(b) hereto, the Company has no reason to believe that any employee material to the Company will terminate his or her employment with the Company as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

(c) The Company has not agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the Company’s employees. The Company has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company. There is no labor strike, slowdown, work stoppage or lockout actually pending or threatened against or affecting the Company.

(d) Except as listed or described on Schedule 3.1.20(d), the Company, with respect to its employees, (i) has no written personnel policy applicable to such employees, (ii) is and, to the knowledge of the Company, has been in compliance for the past five (5) years, and has received no notice of a failure to be in compliance during such period, with all applicable Laws regarding employment and employment practices, including, but not limited to, ERISA, and those laws relating to terms and conditions of employment, wages and hours, occupational safety and health and workers’ compensation and is not engaged in any unfair labor practices, (iii) has no unfair labor practice charges or complaints pending or, to the knowledge of the Company, threatened against it before the National Labor Relations Board, (iv) has no grievances pending or, to the knowledge of the Company, threatened against it, and (v) has no charges pending before the Equal Employment Opportunity Commission of any state or local agency responsible for the prevention of unlawful employment practices.

3.1.21 Benefit Plans.

(a) Schedule 3.1.21(a) sets forth a list of all employee benefit plans (as defined in Section 3(3) of ERISA), and all other compensation or benefit plans, programs, arrangements, contracts or schemes, written or oral, statutory or contractual, with respect to which the Company or any ERISA Affiliate has or has had any obligation or liability to contribute or that are or were maintained, contributed to, or sponsored by the Company or any ERISA Affiliate to provide compensation or benefits to any current or former employee, officer, or director of the Company or any ERISA Affiliate (collectively, the “Plans”). With respect to each Plan, the Company has delivered to Purchaser a true and complete copy of each such Plan (including all material documents and amendments thereto) or a true and complete description of each oral plan and, to the extent applicable, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed IRS Forms 5500 (including all schedules), (iv) the most recent determination letter referred to in Section 3.1.21 (d) and (v) the valuation opinion and report of the independent appraisal of the common stock of the Company held in the Company’s Employee Stock Ownership Plan for the three most recent plan years for which such opinion and report is available. Neither the Company nor any ERISA Affiliate has made any express or, to the knowledge of the Company, implied commitment to create, incur liability with respect to or cause to exist any employee benefit plan, program, arrangement, contract, or scheme or to modify any Plan, other than as required by Law or as contemplated by this Agreement.

(b) None of the Plans (A) is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (B) is a “multiemployer plan” as defined in Section 3(37) of ERISA, (C) is a plan maintained in connection with a trust described in Section 501(c)(9) of the Code, (D) provides for the payment of separation, severance, termination, or similar-type benefits to any Person, (E) provides for or promises retiree medical or life insurance benefits to any current or former employee, officer, or director of the Company or any ERISA Affiliate except to the extent required by Law, (F) is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d) of the Code, or (G) provides or provides for any form of equity-based compensation. Each of the Plans is subject only to the federal or state Laws of the United States or a political subdivision thereof.

(c) Each Plan is in compliance in all material respects with, and has always been operated in all material respects in accordance with, its terms and the requirements of all applicable Laws, and each of the Company and the ERISA Affiliates has satisfied in all material respects all of its statutory, regulatory, and contractual obligations with respect to each such Plan. No action, suit, claim, or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that is reasonably expected to give rise to any such action, suit, or claim.

(d) Each Plan or related trust that is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified or exempt, and, to the knowledge of the Company, nothing has occurred since the date of such determination letter that would adversely affect the qualified or exempt status of any Plan or related trust.

(e) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any ERISA Affiliate has incurred any liability for any excise tax arising under the Code with respect to a Plan and no fact or event exists that is reasonably expected to give rise to such liability. Neither the Company nor any ERISA Affiliate has incurred any liability relating to Title IV of ERISA (other than for the payment of premiums to the Pension Benefit Guaranty Corporation), and no fact or event exists that could give rise to any such liability.

(f) All contributions, premiums, or payments required to be made with respect to each Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity, and no fact or event exists which is reasonably expected to give rise to any such challenge or disallowance.

(g) There has been no amendment to, interpretation of, or announcement (whether or not written) by the Company or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Plan that is reasonably expected to increase the expense of maintaining such Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date of this Agreement.

(h) No employee or former employee of the Company or any ERISA Affiliate, is, or will become, entitled to any bonus, retirement, severance, job security, or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement or any document required to be delivered as a condition to Closing.

(i) Except as disclosed on Schedule 3.1.21(i), no current or former employee, officer, director or manager, as applicable, of the Company or any ERISA Affiliate of the Company holds any option to purchase any equity interests of the Company or any of its Subsidiaries.

(j) The Company has not had, within the six (6) years preceding the date of this Agreement, any ERISA Affiliates other than a Subsidiary of the Company.

3.1.22 Litigation; Decrees.

(a) There are no judicial or administrative actions, proceedings or investigations pending or, to the Company’s knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by the Company in connection with this Agreement. Except as listed or described on Schedule 3.1.22(a) or 3.1.23, there are no (i) lawsuits, claims, administrative or other proceedings or investigations relating to the conduct of the Business pending or, to the Company’s knowledge, threatened by, against or affecting the Company or any Affiliate thereof or (ii) judgments, orders or decrees of any Governmental Entity binding on the Company or its assets.

(b) Without limiting the generality or effect of any other provision hereof, (i) all claims or allegations asserted within the past five (5) years exceeding $2,000 that any Product was defective or caused any injury or harm to any Person, including without limitations all such claims and allegations relating to returns, warranty claims, failure to warn, breach of warranties of merchantability or fitness for any purpose or use or similar matters are described on Schedule 3.1.22(b) and (ii) to the Company’s knowledge, no basis exists for any Person to make any such claim except as so described.

3.1.23 Compliance With Law; Permits. To the best of its knowledge, the Company and its Subsidiaries have complied with each Law, judgment, order and decree of any Governmental Entity to which the Company and its Subsidiaries or their business, operations, assets or properties are subject and are not currently in violation of any of the foregoing. The Company and its Subsidiaries own, hold, possess or lawfully use in the operation of the Business all Permits which are in any manner necessary for it to conduct the Business as now or previously conducted, or for the ownership and use of their assets, in compliance with all Laws. All such Permits are listed and described on Schedule 3.1.23. The Company and its Subsidiaries are not in default, nor have any of them received any notice of any claim of default, with respect to any such Permits. Except as described in Schedule 3.1.23, all such Permits are renewable by their terms or in the ordinary course of business consistent with past practice without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. Except as described in Schedule 3.1.23, none of such Permits will be adversely affected by consummation of the transactions contemplated hereby. Except as described in Schedule 3.1.23, no shareholder, director, officer, employee or former employee of the Company or any Affiliates of the Company, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any Permits which the Company or any of its Subsidiaries owns, possesses or uses in the operation of the Business as now or previously conducted.

3.1.24 Environmental Matters. Except as set forth in Schedule 3.1.24:

(a) the operation of the Business is in compliance with all applicable Environmental Laws;

(b) (i) the Company and each of its Subsidiaries has obtained and currently maintains all Environmental Permits necessary for its operations and to its knowledge is in compliance with such Environmental Permits, (ii) there are no judicial or administrative actions, or proceedings pending or, to the Company’s knowledge, investigations pending or threatened to revoke such Environmental Permits, and (iii) the Company and each of its Subsidiaries has not received any notice from any Governmental Entity or written notice from any Person to the effect that there is lacking any Environmental Permit required for the current use or operation of any property owned, operated or leased by the Company or any of its Subsidiaries;

(c) there are no judicial or administrative actions, proceedings or investigations pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries alleging the violation of any Environmental Law or Environmental Permit;

(d) none of the Company or any Subsidiary of the Company, or (to the Company’s knowledge) any predecessor of the Company, or (to the Company’s knowledge) any owner or operator of premises currently leased or operated by the Company has filed any notice under any Environmental Law indicating past or present treatment, storage, or disposal of or reporting a Release or threatened Release of Hazardous Material into the environment;

(e) neither the Company, a Subsidiary of the Company, nor any of its current facilities or current operations is subject to any outstanding written order, injunction, judgment, decree, ruling, assessment or arbitration award or any agreement with any Governmental Entity or other Person, or to any known federal, state, local or foreign investigation respecting (i) Environmental Laws, (ii) Remedial Action, (iii) any Environmental Claim or (iv) the Release or threatened Release of any Hazardous Material;

(f) neither the Company, nor a Subsidiary of the Company, is subject to any outstanding written order, injunction, judgment, decree, ruling, assessment or arbitration award or any agreement with any Governmental Entity or other Person, or to any known federal, state, local or foreign investigation respecting (i) Environmental Laws, (ii) Remedial Action, (iii) any Environmental Claim or (iv) the Release or threatened Release of any Hazardous Material accruing out of past operations (by the Company or a Subsidiary of the Company) of a facility upon real property formerly owned by or leased to the Company or a Subsidiary of the Company;

(g) to the Company’s knowledge, all Real Property is free of contamination by or from any Hazardous Material;

(h) to the Company’s knowledge, all Real Property formerly owned, operated or leased by the Company or any predecessor or Subsidiary of the Company was free of contamination by or from any Hazardous Material during the time of such ownership, operation or lease;

(i) none of the operations of the Company or any Subsidiary of the Company, or (to the Company’s knowledge) any predecessor of the Company, or (to the Company’s knowledge) any owner or operator of premises currently leased or operated by the Company involves or previously involved the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260 and 270 or any state, local or foreign equivalent, except for “hazardous waste” as defined under 40 C.F.R. Parts 260 and 270 or any state, local or foreign equivalent that is consistent with the business of the Company, any Subsidiary of the Company, any predecessor of the Company, or any owner or operator of premises currently leased or operated by the Company including, but not limited to petroleum, petroleum by-products and petroleum contaminated media and debris;

(j) to the Company’s knowledge, there is not now, nor has there been in the past, on, in or under the Real Property or any other real property currently or formerly owned, leased or operated by the Company or any of its predecessors or Subsidiaries (i) any asbestos-containing materials, (ii) any polychlorinated biphenyls or (iii) any radioactive substances; and

(k) the Company and its Subsidiaries are not subject to Environmental Costs and Liabilities with respect to Hazardous Materials and, to the knowledge of the Company, no facts or circumstances exist which could give rise to Environmental Costs and Liabilities with respect to compliance with Environmental Laws applicable to Hazardous Materials.

For purposes of the foregoing Section 3.1.24:

“Environmental Claim” means any accusation, allegation, notice of violation, action, claim, lien, demand, abatement or other order or directive (conditional or otherwise) by any Governmental Entity or any other Person (including any employee or former employee of any contractor or subcontractor of the Company) for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environmental (including natural resources), nuisance, pollution, contamination, trespass or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material, in, into or onto the environment (including, without limitation, the air, soil, surface water or ground water) at, in, by, from or related to the Real Property or any other property currently or formerly owned, operated or leased by the Company or its Subsidiaries or any activities or operations thereof; (ii) the transportation, storage, treatment or disposal of Hazardous Materials in connection with the Real Property or any other property currently or formerly owned, operated or leased by the Company or the operation of the Business; or (iii) the violation, or alleged violation, of any Environmental Laws or Environmental Permits relating to environmental matters connected with the Real Property or any other property currently or formerly owned, operated or leased by the Company or its Subsidiaries or the operation of the Business.

“Environmental Costs and Liabilities” shall mean any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law or Environmental Claim or any order or agreement now in effect with any Governmental Entity or other Person.

“Environmental Law” means any applicable federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public and employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136, et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., the Federal Safe Drinking Water Act, 42 U.S.C. § 300F, et seq., and the Occupational Safety and Health Act, 29 U.S.C. §651, et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

“Environmental Permit” means any permit, approval, authorization, license, variance, registration, or permission required under any applicable Environmental Law.

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Entity, including, without limitation, any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, which includes, but is not limited to, petroleum, petroleum products (including crude oil and any fraction thereof), asbestos, asbestos-containing materials, urea formaldehyde and polychlorinated biphenyls.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or into or out of any property.

“Remedial Action” means all actions, including, without limitation, any capital expenditures, required or voluntarily taken to (i) clean up remove, treat, or in any other way address any Hazardous Material or other substance; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environmental; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any property owned, operated or leased by the Company and the facilities located and operations conducted thereon into compliance with all Environmental Laws and Environmental Permits.

3.1.25 Taxes.

(a) All Tax Returns (as defined below) that are required to be filed on or before the Closing Date by the Company have been duly filed on a timely basis under the statutes, rules or regulations of each applicable jurisdiction. All such Tax Returns were complete and accurate in all material respects. All Taxes owed by the Company (to the extent due) have been paid by it and to the extent not due have been allowed for in the Company’s Interim Balance Sheet, whether or not such Taxes are disputed. Except as set forth in Schedule 3.1.25(a), the Company has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period for filing any Tax Return.

(b) No claim has been received for the assessment or collection of Taxes against the Company and, to the Company’s knowledge, there is no threatened assessment or collection of Taxes against the Company. The Company is not a party to any pending action, proceeding or investigation by any Governmental Entity for the assessment or collection of Taxes nor does the Company have knowledge of any such threatened action, proceeding or investigation.

(c) No waivers of statutes of limitation in respect of any Tax Returns have been given or requested by the Company nor has the Company agreed to any extension of time with respect to a Tax assessment or deficiency. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not currently file Tax Returns that it is or may be subject to taxation by that jurisdiction nor to the Company’s knowledge is any such assertion of jurisdiction threatened. No security interests have been imposed upon or asserted against any of the Company’s assets as a result of or in connection with any failure, or alleged failure, to pay any Tax.

(d) The Company has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(e) For purposes of this Agreement, the terms “Tax” and “Taxes” shall mean all federal, state, local, or foreign income, payroll, employee withholding, unemployment insurance, social security, sales, use, service, service use, leasing, leasing use, excise, franchise, gross receipts, value added, alternative or add on minimum, estimated, occupation, real and personal property, stamp, transfer, workers’ compensation, severance, windfall profits, environmental (including taxes under Section 59A of the Code), or other tax of the same or of a similar nature, including any interest, penalty, or addition thereto, whether disputed or not. The term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto.

3.1.26 Commissions or Finders Fees. Neither the Company nor any Person acting on the behalf of the Company has agreed to pay a commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any Person.

3.1.27 Certain Business Practices and Regulations; Potential Conflicts of Interest.

(a) To the knowledge of the Company, none of the Company, any of its Subsidiaries or any directors, officers, agents or employees thereof has (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

(b) Except as set forth in Schedule 3.1.27(b), to the knowledge of the Company, none of the shareholders, officers or directors of the Company or any Person controlled by any of the foregoing (i) owns, directly or indirectly, any significant interest in, or is a director, officer, employee, consultant or agent of, any Person which is a competitor, lessor, lessee or customer of, or supplier of goods or services to, the Business, (ii) owns, directly or indirectly, in whole or in part, any real property, leasehold interests or other property with a fair market value of at least $25,000 in the aggregate the use of which is necessary for the Business, (iii) has any cause of action or other suit, action or claim whatsoever against, or owes any amount to the Company other than claims in the ordinary course of business consistent with past practice, (iv) has sold to, or purchased from, the Company any assets or property for an aggregate consideration in excess of $25,000 since January 1, 2004, or (v) is a party to any contract or participates in any arrangement, written or oral, pursuant to which the Business provides services of any nature to any such Person, except to such individual in his capacity as an employee of the Business.

3.1.28 Disclosure. No representation or warranty by the Company or the Davis Shareholders contained in this Agreement, and no statement contained in any document (including without limitation the financial statements referenced in Section 3.1.6, the closing documents delivered pursuant to Article 6 and the Schedules hereto), list, certificate or other instrument furnished or to be furnished by or on behalf of the Company or any Affiliate thereof to Purchaser or any of its representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order fully and fairly to provide the information required to be provided in any such document, list, certificate or other instrument. The Company and the Davis Shareholders have not knowingly failed to disclose to Purchaser any fact which would reasonably be determined to have a material adverse effect on the business, financial condition, results of operations or prospects of the Business, or which is otherwise material to the Business.

3.2 Representations and Warranties of the Davis Shareholders. Each of the Davis Shareholders severally makes the following representations and warranties to the Purchaser, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by the Purchaser.

3.2.1 Affirmation of Certain Representations and Warranties of the Company. Each of the Davis Shareholders represents that the representations and warranties of the Company as set forth in Section 3.1.1(b) are true and correct as of the date hereof and shall be true and correct as of the Closing Date.

3.2.2 Authorization of Agreement; Binding Obligation. Each of the Davis Shareholders has the requisite power and capacity to deliver this Agreement and to perform the transactions contemplated hereby to be performed by him. This Agreement has been duly executed and delivered by each of the Davis Shareholders and, assuming the due execution and delivery of this Agreement by Alon, Parent, Purchaser and the Company, constitutes a valid and binding obligation of each of the Davis Shareholder enforceable against him in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.2.3 Share Ownership. The shares of Common Stock owned by the Davis Shareholders are not subject to any preemptive right, right of first refusal or other right or restriction. Each Davis Shareholder is the record and beneficial owner of, and has good and valid title to, the number of shares attributed to such Shareholder on Schedule 3.1.1(b), free and clear of any Liens.

3.2.4 No Restrictions; Required Consents. The execution and delivery of this Agreement by each Davis Shareholder does not, and the performance by the Company of the transactions contemplated hereby to be performed by it will not (a) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any contract, permit, order, judgment or decree to which he is a party or by which any of his properties are bound, (b) constitute a violation of any law or regulation applicable to any Davis Shareholder, or (c) result in the creation of any lien, charge or encumbrance upon any of the assets of such Davis Shareholder. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to such Davis Shareholder in connection with the execution and delivery of this Agreement by him or the performance by him of the transactions contemplated hereby.

3.2.5 No Third Party Options. There are no existing agreements with, options or rights of, or commitments to any Person to acquire any of the shares of Common Stock beneficially owned by any Davis Shareholder or any interest therein.

3.3 Representations and Warranties of Parent. Parent makes the following representations and warranties to the Company and the Davis Shareholders, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by the Company.

3.3.1 Organization. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

3.3.2 Authorization and Effect of Agreement. Parent has the requisite power to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery by Parent of this Agreement and the consummation by it of the transactions contemplated hereby to be consummated by it have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by the Company, the Davis Shareholders, Alon and Purchaser, constitutes a valid and binding obligation of Parent, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3.3 No Restrictions Against Merger. The execution and delivery of this Agreement by Parent does not, and the performance by Parent of the transactions contemplated hereby to be performed by it will not (a) conflict with the certificate of formation or governing documents of Parent, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any material contract or permit, order, judgment or decree to which Parent is a party or by which it is bound, or (c) constitute a violation of any Law applicable to Parent. Except for any applicable requirements of the HSR Act or as listed or described on Schedule 3.3.3, no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by it of the transactions contemplated hereby.

3.4 Representations and Warranties of Purchaser. Purchaser makes the following representations and warranties to the Company and the Davis Shareholders, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by the Company.

3.4.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

3.4.2 Authorization and Effect of Agreement. Purchaser has the requisite power to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby to be consummated by it have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement by the Company, the Davis Shareholders, Alon and Parent, constitutes a valid and binding obligation of Purchaser, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.4.3 No Restrictions Against Merger. The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of the transactions contemplated hereby to be performed by it will not (a) conflict with the certificate of formation or governing documents of Purchaser, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any material contract or permit, order, judgment or decree to which Purchaser is a party or by which it is bound, or (c) constitute a violation of any Law applicable to Purchaser. Except for any applicable requirements of the HSR Act or as listed or described on Schedule 3.4.3, no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by it of the transactions contemplated hereby.

3.5 Representations and Warranties of Alon. Alon makes the following representations and warranties to the Company and the Davis Shareholders, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by the Company.

3.5.1 Organization. Alon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

3.5.2 Authorization and Effect of Agreement. Alon has the requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery by Alon of this Agreement and the consummation by it of the transactions contemplated hereby to be consummated by it have been duly authorized by all necessary corporate action on the part of Alon. This Agreement has been duly executed and delivered by Alon and, assuming the due execution and delivery of this Agreement by the Company, the Davis Shareholders, Parent and Purchaser, constitutes a valid and binding obligation of Alon, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.5.3 No Restrictions Against Merger. The execution and delivery of this Agreement by Alon does not, and the performance by Alon of the transactions contemplated hereby to be performed by it will not (a) conflict with the certificate of formation or governing documents of Alon, (b) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any material contract or permit, order, judgment or decree to which Alon is a party or by which it is bound, or (c) constitute a violation of any Law applicable to Alon.

ARTICLE 4

PRE-CLOSING COVENANTS

4.1 Access to Information. Prior to the Closing, upon reasonable notice from Purchaser to the Company, the Company will afford to the officers, attorneys, accountants or other authorized representatives of Purchaser reasonable access during normal business hours to the facilities and the books and records of the Company so as to afford Purchaser full opportunity to make such review, examination and investigation of the Business as Purchaser may desire to make, including without limitation an environmental evaluation of the Company. Purchaser will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary in connection therewith. Prior to the Closing, the Company will promptly furnish or cause to be furnished to Purchaser such financial and operating data and other information as Purchaser may reasonably request.

4.2 Conduct of Business. Except as set forth on Schedule 4.2 and as provided by Section 4.16, as contemplated herein or as otherwise consented to by Purchaser in writing, during the period from the date of the Agreement and continuing until the Closing Date, the Company will, in respect of its conduct of the Business, and will cause its Affiliates to:

(a) use their respective best efforts to (i) carry on the Business in the usual, regular and ordinary course as presently conducted and consistent with past practice, (ii) keep the Business intact, (iii) keep available the services of the present employees of the Business, and (iv) maintain the goodwill associated with the Business, including but not limited to preserving the relationships of customers, suppliers and others having business dealings with the Business;

(b) maintain its assets in good condition, and except for sales of Products in the ordinary course of business consistent with past practice, not move any of its assets to any location other than the Real Property;

(c) make the capital expenditures and improvements set forth on Schedule 4.2;

(d) not incur, authorize or commit to make any capital expenditures or improvements on behalf of the Company other than those set forth on Schedule 4.2;

(e) not sell, lease or dispose of, or make any contract for the sale, lease or disposition of, or subject to lien, any of its assets other than sales in the ordinary course of business consistent with past practice;

(f) not intentionally incur any liability or obligation (absolute, accrued, contingent or otherwise) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice;

(g) not amend or terminate any Contract or other agreement, other than in the ordinary course of business consistent with past practice;

(h) not make any change in financial or tax accounting methods, principles or practices unless required by GAAP or applicable law;

(i) not extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary course of business consistent with past practice;

(j) maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

(k) not grant to any employee of the Business any increase in compensation or in severance or termination pay, grant any severance or termination pay, or enter into any employment agreement with any employee, except in the ordinary course of business consistent with past practice or as may be required under employment or termination agreements in effect on the date of this Agreement;

(l) not enter into any agreement, including an agreement to purchase or lease its assets, which includes an aggregate payment or commitment on the part of either party of more than $10,000;

(m) not adopt or amend any Employee Plan or collective bargaining agreements, except pursuant to the requirements of Section 5.1.10 or as required by Law;

(n) maintain in full force and effect all insurance described in Schedule 3.1.17;

(o) not amend, restate or otherwise modify the Company’s Articles of Incorporation or Bylaws;

(p) not make any election or take any action which would effect the Company’s current status as an S-corporation under the Code; and

(q) not take or omit to take any action as a result of which any representation or warranty of the Company in Article 3 would be rendered untrue or incorrect if such representation or warranty were made immediately following the taking or failure to take such action.

4.3 Financial Statements. Within fifteen (15) Business Days of the end of each month during the period from the date of this Agreement and continuing until the Effective Date, the Company shall deliver to Purchaser an unaudited income statement and a balance sheet of the Company for the month then ended (collectively, the “Supplemental Financial Statements”). The Supplemental Financial Statements shall be certified by the Chief Financial Officer of the Company. Such certification shall state that: (a) the Supplemental Financial Statements were prepared in accordance with GAAP and practices consistent with those followed in the preparation of the financial statements delivered pursuant to Section 3.1.6 hereof; and (b) no material adjustments of such Supplemental Financial Statements are required for a fair presentation of the financial condition and results of operations of the Company for the period covered by such statements.

4.4 Notification.

(a) The Company shall notify Parent, and Parent shall notify the Company, of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against the Company, Alon, Parent or Purchaser, as the case may be, which challenges the transactions contemplated hereby.

(b) The Company will provide prompt written notice to Parent and to the Trustee of the ESOP of any change in any of the information contained in its representations and warranties made in this Agreement or any Exhibits or Schedules referred to herein or attached hereto that would cause any such representation or warranty to not be true and correct in all material respects and shall promptly furnish any information which Parent or Purchaser may reasonably request in relation to such change; provided, however, that such notice shall not operate to cure any breach of the representations and warranties made in this Agreement or any Exhibits or Schedules referred to herein or attached hereto.

4.5 Cooperation. Alon, Parent, Purchaser, the Company and the Davis Shareholders shall cooperate fully with each other in taking any actions, including actions to obtain the required consent of any Governmental Entity or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it or any Affiliate.

4.6 No Inconsistent Action. Neither Alon, Parent, Purchaser, the Company nor the Davis Shareholders shall take any action which is materially inconsistent with its obligations under this Agreement.

4.7 Satisfaction of Conditions. Without limiting the generality or effect of any provision of Article 5, prior to the Closing, each of the parties will use reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

4.8 Injunctions. Without limiting the generality or effect of any provision of Section 4.9 or Article 5, if any United States, state or foreign court having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction, decree or order dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

4.9 Filings. As promptly as practicable after the execution of this Agreement, each party shall use its reasonable efforts to obtain, and to cooperate with the other party in obtaining, all authorizations, consents, orders and approvals of any Governmental Entity that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, and to take all reasonable actions to avoid the entry of any order or decree by any Governmental Entity prohibiting the consummation of the transactions contemplated hereby, including without limitation, any reports or notifications that may be required to be filed by it under the HSR Act, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Parent, Purchaser and the Company agree that any filing fee required to be paid in connection with any filing under the HSR Act shall be paid one-half by Purchaser and one-half by the Company.

4.10 Confidentiality. In addition to any other agreement(s) now or hereafter made by, between or among any of the parties hereto regarding or enabling the exchange of confidential or proprietary information, each of the parties hereto shall each keep confidential all information obtained by it with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated, each shall return to the other, without retaining a copy thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, (b) is or becomes publicly known through no fault of the receiving party or its agents, (c) is required to be disclosed pursuant to an order or request of a judicial authority or Governmental Entity (provided the disclosing party is given reasonable prior notice), or (d) is developed by the receiving party independently of the disclosure by the disclosing party.

4.11 Publicity. Prior to the Closing, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit a party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of any national stock exchange applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

4.12 Eminent Domain. In the event that prior to Closing, the Real Property or any portion thereof or interest therein shall be taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Entity having the power of eminent domain informs the Company, the Davis Shareholders or the Purchaser that it intends to take or condemn all or part of the Real Property, then the Purchaser may elect to terminate this Agreement. If the Purchaser does not elect to terminate this Agreement, (a) the Purchaser shall have the same rights as the Company has, if any, to negotiate for, claim, contest and receive damages on account thereof, (b) the Company shall be relieved of its obligation to possess title to any of the Owned Real Property so taken or condemned and (c) at the Closing all of the rights possessed by the Company to damages payable for such taking or injury of the Real Property shall vest in the Surviving Company.

4.13 Acquisition Proposals. From and after the date of this Agreement and until May 31, 2007, the Company and each of the Davis Shareholders shall not, nor shall it authorize or permit any officer, director, manager or employee of, or any investment banker, attorney, accountant or other representative retained by, the Company or such Davis Shareholder to, solicit, initiate or encourage submission of any proposal or offer (including by way of furnishing information) from any Person which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. As used in this Agreement, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company.

4.14 Information Statement. The Company and the Davis Shareholders will prepare an information statement relating to the Merger (the “Information Statement”), and will cause such Information Statement to be delivered to the Shareholders and to the ESOP participants within sixty (60) days of the date of this Agreement. Purchaser shall be provided with a copy of the Information Statement at least ten (10) days prior to its being mailed to the Shareholders for Purchaser’s review, comment and approval. The Company and the Davis Shareholders shall accommodate any change to the Information Statement reasonably requested by Purchaser.

4.15 Approval of the Merger. The Davis Shareholders shall use their best efforts to cause the Board of Directors of the Company to recommend the transactions contemplated by this Agreement to the Shareholders, and shall not take or advocate any position inconsistent therewith. The Davis Shareholders agree to vote all shares of Common Stock directly held by them in favor of the transactions contemplated by this Agreement. The Davis Shareholders agree to direct the Trustee of the ESOP to vote all shares of Common Stock indirectly held by them in favor of the transactions contemplated by this Agreement.

4.16 Excluded Property. Prior to the Closing Date, the Company shall dispose of the Company assets set forth on Schedule 4.16 hereto. The disposal of such assets shall be effected through transactions negotiated at arms’ length and with Persons who are not Affiliates with the Company, its officers, directors, employees or agents. In the even that such assets are to be sold to an Affiliate of the Company, its officers, directors, employees or agents, such sale can only be effected following approval by members of the Company’s Board of Directors who have no interest in the transaction, financial or otherwise, and approval of such transaction by the Purchaser.

4.17 Termination of Related-Party Agreements. Prior to the Closing, the Company shall cause the termination of each agreement between the Company or any of its Subsidiaries on the one hand and a current of former officer, director or shareholder of the Company on the other hand, as set forth on Schedule 5.1.9.

ARTICLE 5

CONDITIONS TO CLOSING

5.1 Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser:

5.1.1 Representations, Warranties and Covenants.

(a) All representations and warranties of the Company and the Davis Shareholders made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof without regard to any schedule updates furnished by the Company and the Davis Shareholders after the date hereof and on and as of the Closing Date as if made on and as of that date.

(b) All of the terms, covenants and conditions to be complied with and performed by the Company and the Davis Shareholders on or prior to the Closing Date shall have been complied with or performed.

(c) Purchaser shall have received a certificate, dated as of the Closing Date, executed on behalf of the Company by authorized officers thereof, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 5.1.1(a) and (b) hereof have been fulfilled.

(d) Except as set forth in Schedule 3.1.24, Purchaser has no knowledge of any information that would make any of the representations and warranties of the Company set forth in Sections 3.1.24(g), (h) and (j) untrue, if read by Purchaser without the qualifying phrase “to the Company’s knowledge.”

5.1.2 Closing Documents. The Company and the Davis Shareholders, as applicable, shall have delivered to Purchaser the documents identified in Section 6.1.

5.1.3 Governmental Consents or Approvals. Each of the governmental and other approvals, consents or waivers listed on Schedules 3.1.4, 3.3.3 and 3.4.3 shall have been obtained.

5.1.4 HSR Act. If applicable, the waiting period under the HSR Act shall have expired or terminated.

5.1.5 No Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or Governmental Entity shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

5.1.6 Third Party Consents. The Company and the Davis Shareholders shall have obtained and shall have delivered to Purchaser all third-party consents listed on Schedule 5.1.6.

5.1.7 Environmental Audit. Purchaser shall have received a completed Phase I environmental audit report at the Purchaser’s sole expense regarding the Owned Real Property and the Leased Real Property, which report shall be satisfactory to Purchaser in the Purchaser’s reasonable discretion.

5.1.8 Dissenters’ Rights. Holders of no more than 5% of the Aggregate Fully Diluted Common Shares shall have given notice of their intention to exercise their rights to seek appraisal of their shares of Common Stock as described in Section 2.1(c).

5.1.9 Termination of Related-Party Agreements. Each agreement between the Company or any of its Subsidiaries on the one hand and a current or former officer, director or shareholder of the Company on the other hand, as set forth on Schedule 5.1.9, will be terminated immediately prior to Closing (if so requested by Purchaser), with no ongoing obligations or liabilities for the Surviving Company.

5.1.10 Termination of Plans.

(a) The Board of Directors of the Company shall adopt such resolutions, and take such other actions, as may be reasonable and necessary (as judged by Purchaser and its counsel) (i) to terminate the ESOP as of the Closing and (ii) to cause each individual employed by the Company immediately prior to the Closing Date to have a fully vested and non-forfeitable interest in such employee’s account balance in the ESOP as of the Closing. Notwithstanding the termination of the ESOP by the Company, Purchaser agrees to seek a favorable determination letter for the ESOP pursuant to the requirements of the Internal Revenue Service at the expense of the Surviving Company. Purchaser shall following the Closing pay (or cause to be paid) all of the fees, costs and expenses associated with filing all requisite Internal Revenue Service forms needed to appropriately seek a favorable determination upon termination of the ESOP.

(b) If requested by Purchaser, the Board of Directors of the Company shall adopt such resolutions, and take such other actions, as may be reasonable and necessary (as judged by Purchaser and its counsel) (i) to terminate the Company’s existing 401(k) Plan as of the Closing, and (ii) to cause each individual employed by the Company immediately prior to the Closing Date to have a fully vested and non-forfeitable interest in such employee’s account balance in the 401(k) Plan as of the Closing. In the event of the termination of the 401(k) Plan by the Company, Purchaser agrees to seek a favorable determination letter for the 401(k) Plan pursuant to the requirements of the Internal Revenue Service at the expense of the Surviving Company. In the event of termination of the 401(k) Plan by the Company, Purchaser shall following the Closing pay (or cause to be paid) all of the fees, costs and expenses associated with filing all requisite Internal Revenue Service forms needed to appropriately seek a favorable determination upon termination of the 401(k) Plan.

5.1.11 Environmental Insurance. If requested by Purchaser, the Company shall obtain a specified policy of pollution legal liability insurance (the “PLL Policy”). In the event of such a request, the Company shall pay up to $750,000 of the cost of the premiums of the PLL Policy, with any of the cost of the PLL Policy in excess of $750,000 to be paid by Purchaser. In the event of such request and provided the full cost of the premiums of the PLL Policy is less than or equal to $750,000, at the Closing the Company shall provide evidence acceptable to the Purchaser that the specified coverage has been bound. In the event that the Purchaser shall fail to direct the Company in the purchase of the PLL Policy at or prior to Closing, the Company shall pay $750,000 to Purchaser at Closing in satisfaction of Purchaser’s obligation under this Section 5.1.11.

5.1.12 Title Insurance. The Purchaser shall have obtained commitments for title insurance acceptable to Purchaser, subject only to such easements, rights-of-way, restrictions and covenants as are reasonably acceptable to Purchaser and subject to the standard printed exceptions contained in the promulgated form of title policy as approved by the Texas Insurance Commission with respect to each of Owned Real Properties listed on Schedule 5.1.2. The expense for the issuance of owner’s policies of title insurance shall be borne by Purchaser or the Surviving Company.

5.1.13 Tax Filings. On or prior to the Closing Date, the Company and the Davis Shareholders shall cause to be prepared and filed all Tax Returns required to be filed by the Company on or before the Closing Date for any Pre-Closing Tax Period, including the Tax Return for the most recently completed fiscal year, notwithstanding the due date for the filing thereof.

5.2 Conditions Precedent to Obligations of the Company. The obligations of the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of the Company:

5.2.1 No Material Misrepresentation or Breach.

(a) All representations and warranties of Alon, Parent and Purchaser made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date.

(b) All of the terms, covenants and conditions to be complied with and performed by Alon, Parent and Purchaser on or prior to the Closing Date shall have been complied with or performed.

(c) The Company shall have received a certificate, dated as of the Closing Date, executed on behalf of Alon, on behalf of Parent and on behalf of Purchaser by an authorized officer thereof, certifying in such detail as the Company may reasonably request that the conditions specified in Sections 5.2.1(a) and (b) have been fulfilled.

5.2.2 Closing Documents. Purchaser shall have delivered to the Company the documents identified in Section 6.2.

5.2.3 Governmental Consents or Approvals. Each of the governmental and other approvals, consents or waivers listed on Schedules 3.3.3 and 3.4.3 shall have been obtained.

5.2.4 HSR Act. If applicable, the waiting period under the HSR Act shall have expired or terminated.

5.2.5 No Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other Governmental Entity shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

5.2.6 Closing Merger Consideration. Parent or Purchaser shall have delivered to the Disbursing Agent by wire transfer an amount equal to the Closing Merger Consideration.

5.2.7 Non-Compete Payments. Parent or Purchaser shall have delivered to the Disbursing Agent by wire transfer an amount equal to the total amount of the Non-Compete Payments.

5.2.8 Balance Sheet Adjustment Escrow Amount. Parent or Purchaser shall have delivered to the Escrow Agent by wire transfer an amount equal to the Balance Sheet Adjustment Escrow Amount.

5.2.9 ESOP Approvals. The Company shall have received a copy of (a) the opinion of Bernstein, Conklin & Balcombe addressed to the Trustee of the ESOP (in form accepted by the Trustee of the ESOP) to the effect that (i) the portion of the contemplated Merger Consideration to be received by the ESOP equals or exceeds the fair market value (or adequate consideration as defined by ERISA) of the shares of Common Stock owned by the ESOP as of the date thereof, and (ii) the terms and conditions of this Agreement are fair to the ESOP from a financial point of view as of the date thereof (the “Fairness Opinion”) and (b) the updated Fairness Opinion of Bernstein, Conklin & Balcombe dated as of the Closing Date confirming the requirements of (i) and (ii) as of the Closing Date. Purchaser acknowledges that neither Purchaser, Parent, Alon, or the Surviving Company shall be entitled to rely upon the Fairness Opinion as initially rendered or as updated as of the Closing Date.

ARTICLE 6

DOCUMENTS TO BE DELIVERED AT THE CLOSING

6.1 Documents To Be Delivered by the Company. At the Closing, the Company will deliver to Purchaser the following, at the expense of the Company and in proper form for recording when appropriate:

6.1.1 Certified Resolutions. Certified resolutions of the Board of Directors of the Company approving the execution and delivery of this Agreement and each of the other documents delivered by the Company pursuant thereto and authorizing the consummation of the transactions contemplated hereby and thereby.

6.1.2 Officer’s Certificate. A certificate, dated the Closing Date, executed on behalf of the Company in the form described in Section 5.1.1(c).

6.1.3 Opinion. A written opinion of McMahon Surovik Suttle, P.C. in substantially the form attached hereto as Exhibit B, dated as of the Closing Date.

6.1.4 Good Standing Certificates. Governmental certificates showing that the Company is duly organized and in good standing in the State of Texas and is qualified to do business and in good standing in each state where the Company’s Business, assets and operations make such good standing necessary, if any, certified as of a date not more than five (5) Business Days before the Closing Date.

6.1.5 Lien Searches. Lien searches for federal and state tax liens, judgment liens, and other liens on standard form of Request for Information (Uniform Commercial Code Form UCC 11) for entries in the name of the Company (including under any assumed names) completed and certified by the Secretary of State of the State of Texas and the Clerks for the counties listed on Schedule 6.1.5, dated no earlier than thirty (30) days prior to Closing Date and showing the absence of any such liens on the Company’s assets (other than those reflected on Schedule 3.1.12).

6.1.6 Escrow Agreement. Fully executed copies of the Escrow Agreement in substantially the form attached hereto as Exhibit C.

6.1.7 Related-Party Agreements. Evidence of the termination of each of the agreements listed on Schedule 5.1.9 hereto.

6.1.8 PLL Policy. Evidence of payment of the full premium of the PLL Policy naming the Company as the insured party.

6.1.9 Landlord Certificates. Certificates from each of the owners of the Leased Real Property in substantially the form attached hereto as Exhibit D.

6.1.10 Change of Name. Evidence of the change of name of Skinny’s Wholesale Fuels, Inc. to remove reference to the name “Skinny’s.”

6.1.11 Employee List. An updated Schedule 3.1.20(b) reflecting all Persons employed by the Company in connection with the Business as of the last payroll date preceding the Closing.

6.1.12 Other Documents. Such additional information and materials as Purchaser shall reasonably request.

6.2 Documents To Be Delivered by Purchaser. At the Closing, Purchaser will deliver to the Company, at the expense of Purchaser:

6.2.1 Closing Merger Consideration. Evidence of a wire transfer to the Disbursing Agent in an amount equal to the Closing Merger Consideration and written authorization to the Disbursing Agent to disburse such amounts to the Shareholders pursuant to the schedule described in Section 2.3(b), subject to retention pursuant to Section 1.2(c).

6.2.2 Non-Compete Payments. Evidence of a wire transfer to the Disbursing Agent in an amount equal to the total amount of the Non-Compete Payments and written authorization to the Disbursing Agent to disburse such amounts in accordance with Exhibit A.

6.2.3 Certified Resolutions. Certified resolutions of the governing board of members or managers, as the case may be, of Parent and of Purchaser approving the execution and delivery of this Agreement and each of the other documents delivered by Purchaser pursuant hereto and authorizing the consummation of the transactions contemplated hereby and thereby.

6.2.4 Officer’s Certificate. A certificate, dated the Closing Date, executed on behalf of Alon, Parent and Purchaser in the form described in Section 5.2.1(c).

6.2.5 Good Standing Certificates. Governmental certificates showing that Parent and Purchaser are duly organized and in good standing in the State of Texas certified as of a date not more than five (5) Business Days before the Closing Date.

6.2.6 Escrow Agreement. Fully executed copies of the Escrow Agreement.

6.2.7 Balance Sheet Adjustment Escrow Amount. Evidence of receipt of a wire transfer by the Escrow Agent in an amount equal to the Balance Sheet Adjustment Escrow Amount.

6.2.8 Other Documents. Such additional information and materials as the Company shall reasonably request.

ARTICLE 7

POST-CLOSING COVENANTS

7.1 Post-Closing Notifications. The Representative and the Surviving Company will, and each will cause their respective Affiliates to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any antitrust, trade competition, investment or control, export or other Law of any Governmental Entity having jurisdiction over the Representative and the Surviving Company.

7.2 Certain Tax Matters.

(a) Tax Returns Through the Closing Date. The Company and the Davis Shareholders shall be responsible for causing to be timely filed all Tax Returns required to be filed by the Company on or before the Closing Date for any taxable period ending prior to the Closing Date (the “Pre-Closing Tax Period”). Notwithstanding the foregoing, the Company and the Davis Shareholders shall cause to be prepared and filed the Tax Return for the most recently completed fiscal year prior to the Closing Date in accordance with Section 5.1.13(a). In the case of any Tax payable by the Company, the Company shall timely pay such Tax or accrue a liability (to be reflected in the Company’s financial statements) for the timely payment of such Tax. Any unpaid Tax attributable to the Company for the Pre-Closing Tax Period, as well as any Tax that arises in connection with or as a result of the Merger and which is attributable to the built-in gains of the Company under Section 1374 of the Code (which for the purposes of this Section 7.2(a) shall be accrued as a $1,674,142 liability) as well as any Tax owed by the Company to the Texas Comptroller of Public Accounts as a result of the Merger shall be reflected as a liability on the Final Balance Sheet. To the extent that the Company (or by succession and as a result of the Merger, the Surviving Company) is legally required to pay such Tax and such Tax was projected on the Estimated Balance Sheet, and is reflected on the Final Balance Sheet, such Tax shall be the obligation of the Surviving Company and its successors. In addition, to the extent the Tax that arises in connection with or as a result of the Merger and which is attributable to the built-in gains of the Company under Section 1374 of the Code as well as any Tax owed by the Company to the Texas Comptroller of Public Accounts as a result of the Merger exceeds the amounts for such Taxes reflected as liabilities on the Final Balance Sheet, such additional amounts due for such Taxes, along with any related interest and/or penalties associated with the underpayment of such Taxes shall be the obligation of the Surviving Company and its successors.

(b) Tax Returns After the Closing Date.

(i) The Surviving Company shall be responsible for timely filing or causing to be timely filed all Tax Returns for which the Company is not responsible pursuant to Section 7.2(a) or Section 7.2(b).

(ii) The Representative shall submit to the Surviving Company a draft of each Tax Return for a Pre-Closing Tax Period or a Straddle Period at least thirty (30) calendar days prior to the due date (taking into account any extensions thereof), together with the Representative’s calculation of the Tax for the Pre-Closing Tax Period and the details supporting such calculation. Such draft Tax Return and calculation shall be subject to the Surviving Company’s review and approval. Within fifteen (15) calendar days of the Surviving Company’s receipt of each such draft Tax Return and calculation (with supporting details), the Surviving Company may notify the Representative of any disagreement with such Tax Return and/or calculation. If the Surviving Company notifies the Representative of any such disagreement within fifteen (15) calendar days, the Representative and the Surviving Company shall proceed in good faith to attempt to resolve such disagreement. If they do not resolve such disagreement by the due date (including extensions) for the filing of such Tax Return, the Representative shall cause the Tax Return to be filed, and the Neutral Auditors shall be retained to resolve such disagreement.

(iii) The Representative shall prepare the Stub Period Tax Return within sixty (60) calendar days after the parties have reached agreement on the Closing Financial Data delivered under Section 2.4 and the Stub Period Tax Return shall reflect that it is the “final” return for Skinny’s, Inc. The Representative shall submit to the Surviving Company a draft of the Stub Period Tax Return, together with the Representative’s calculation of the Tax for the Stub Period and the details supporting such calculation. Such draft Tax Return and calculation shall be subject to the Surviving Company’s review and approval. Within fifteen (15) calendar days of the Surviving Company’s receipt of such draft Tax Return and calculation (with supporting details), the Surviving Company may notify the Representative of any disagreement with such Tax Return and/or calculation. If the Surviving Company notifies the Representative of any such disagreement within fifteen (15) calendar days, the Surviving Company and the Representative shall proceed in good faith to attempt to resolve such disagreement. If they do not resolve such disagreement by the due date (including extensions) for the filing of such Tax Return, the Representative shall cause the Tax Return to be filed, and the Neutral Auditors shall be retained to resolve such disagreement.

(c) Compliance with Section 1060 of the Code. Parent and the Surviving Company shall allocate the Merger Consideration among the assets of the Company in accordance with Section 1060 of the Code. In the event IRS Form 8594 shall be required, the Surviving Company shall timely file the same. Prior to making any allocation of the Merger Consideration, the Surviving Company shall within thirty (30) days following the Closing Date, prepare and deliver to the Representative a proposed allocation of the Merger Consideration among the assets of the Company for the Representative’s review and approval. Within fifteen (15) calendar days of the Representative’s receipt of such proposal, the Representative may notify the Surviving Company of any disagreement with such proposal. If the Representative notifies the Surviving Company of any such disagreement within fifteen (15) calendar days, the Surviving Company and the Representative shall proceed in good faith to attempt to resolve such disagreement. If they do not resolve such disagreement by the due date (including extensions) for reporting the allocation of the Merger Consideration among the assets of the Company in accordance with Section 1060 of the Code, the Surviving Company shall cause IRS Form 8594 to be filed, and the Neutral Auditors shall be retained to resolve such disagreement.

7.3 Post Closing Periods; Cooperation. After the Closing Date, the Representative (at the expense of the Surviving Company) shall provide, or cause to be provided, to the Surviving Company’s officers, employees and representatives, such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return or any Audit of the Company or the Surviving Company. After the Closing Date, each of the Surviving Company and the Representative shall retain, or cause to be retained, for so long as any such Taxable years or Audits shall remain open for adjustments, any records or information which may be relevant to any Tax Returns or Audits in respect of which the Surviving Company or the Representative, as the case may be, is responsible pursuant to this Article 7. The assistance provided for in this Section 7.3 shall include each of the Surviving Company and the Representative (x) making their agents and employees and the agents and employees of their respective Subsidiaries and Affiliates available to each other on a mutually convenient basis to provide such assistance as might reasonably be expected to be of use in connection with any such Tax Returns or Audits and (y) providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such Tax Returns or Audits, including records, returns, schedules, documents, work papers, opinions, letters or memoranda, or other relevant materials relating thereto. Each of the Surviving Company and the Representative shall promptly inform, keep regularly apprised of the progress with respect to, and notify the other party in writing after the receipt of any notice of any Audit in respect of any Tax liability for which it was responsible hereunder which could affect the Tax liability of such other party for any taxable year. The Surviving Company shall have full control over any Audit (or contest with respect thereto) for any Tax liability for which it may be responsible, subject to the delivery of information to the Representative as described in this Section 7.3.

7.4 Conveyance Taxes. Any and all sales, use, value added, transfer, stamp, registration, real property transfer and similar Taxes (including all penalties, interest and additions to Tax) payable in connection with the transactions contemplated by this Agreement (the “Conveyance Taxes”) shall be borne by the Surviving Company. The Surviving Company, at its own expense, shall file or cause to be filed all necessary Tax Returns and other documentation with respect to such Conveyance Taxes and fees. The Representative shall cooperate with the Surviving Company in the preparation and filing of all such necessary Tax Returns and other documentation and, if required by applicable Law, the Representative shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.5 Representative.

(a) Joe E. Davis is appointed, effective as of the Effective Time as the agent and representative (in such capacity, the “Representative”) of the Shareholders and shall have the exclusive power and authority on behalf of the Shareholders to (i) give and receive notices and communications to and from Alon, Parent, the Surviving Company, the Company, the Davis Shareholders, the ESOP and the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions or other matters contemplated hereby or thereby (except to the extent that any such notices or communications are to be given or received by the Shareholders individually) and (ii) to authorize deliveries to Parent of cash or other property from the Balance Sheet Adjustment Escrow Account.

(b) Except as provided in Section 7.5(c): (i) a decision, act, consent or instruction of the Representative shall constitute a decision, act, consent or instruction of all Shareholders and shall be final, binding and conclusive upon each such Shareholder, and the Escrow Agent, Alon, Parent and the Surviving Company may rely upon any decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each and every Shareholder; and (ii) the Escrow Agent, Alon, Parent and the Surviving Company are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative.

(c) Any notice or communication hereunder to be sent to the Representative, or from the Representative to another party, shall also be sent to the Trustee of the ESOP. The Representative shall consult with the Trustee of the ESOP prior to the making of any decision, act, consent or instruction hereunder. To the extent that the Trustee of the ESOP determines that a decision, act, consent or instruction of the Representative could result in a violation of ERISA or the Code, the Trustee of the ESOP shall have the right to direct the exercise of the Representative’s power and authority hereunder with regard to such a decision, act, consent or instruction. Any action or inaction taken by the Representative in violation of this subsection shall be deemed not to be a decision, act, consent or instruction of the Trustee of the ESOP, and the Trustee of the ESOP shall not be bound thereby.

7.6 Non-Compete.

(a) The Davis Shareholders acknowledge and agree that the value to Purchaser of the transaction provided for herein would be substantially diminished if the Davis Shareholders or any of their Affiliates were to enter into certain business activities, and each Davis Shareholder has agreed to the covenant of this Section 7.6 as an inducement to Purchaser to enter into this Agreement and for the consideration payable to each of the Davis Shareholders at Closing (the “Non-Compete Payments”), as set forth on Exhibit A. The Davis Shareholders specifically acknowledge and agree that the covenants in this Section 7.6 are commercially reasonable and reasonably necessary to protect the interests Purchaser intends to acquire hereunder. If any court of competent jurisdiction shall in any proceedings refuse to enforce such covenant, in whole or in part, because the time limit or geographical extent applicable thereto is deemed unreasonable, it is expressly understood and agreed that such covenant shall not be void but shall instead, for the purpose of such proceedings, such temporal or geographic limitations shall be deemed to be reduced to the extent necessary to permit the enforcement of such covenant in the particular jurisdiction. Each Davis Shareholder agrees that, for a period of three (3) years after the Closing Date, he shall not, directly or indirectly, engage in owning, managing or operating convenience stores or fueling stations or in any other business which would be in competition with the Business as presently conducted by the Company within the State of Texas.

(b) The parties agree that money damages would be an inadequate remedy for a violation of the covenant set forth in Section 7.6. Accordingly, Purchaser shall be entitled, in addition to any other rights and remedies it may have, to injunctive relief to enjoin any such breach.

7.7 Nondisclosure. The Davis Shareholders acknowledge and agree that each has acquired confidential business information relating to the Business including, without limitation, compilations of information and records; protocol processes and systems specifically related to the Business and not generally known to the public; and dealer, manufacturer and supplier information relating to the Business (all of which are referred to collectively as the “Confidential Matters”), all of which the Davis Shareholders further acknowledge (i) are valuable, special and unique assets of the Company to be acquired by Purchaser under the terms of this Agreement, and (ii) are of such value and nature as to make it reasonable and necessary for Purchaser to protect and preserve the confidentiality, secrecy and value of the Confidential Matters for the benefit of the Surviving Company, and to the exclusion of any use by or benefit for any of the Davis Shareholders. Each Davis Shareholder agrees that, for a period of three (3) years after the Closing Date he shall hold all Confidential Matters in trust and confidence for the Surviving Company and shall not use or disclose any Confidential Matters for other than the Surviving Company’s benefit.

7.8 Performance Guaranty. Alon unconditionally guarantees performance of this Agreement and all payment hereunder by Parent and Purchaser, and by the Surviving Company.

ARTICLE 8

SURVIVAL OF WARRANTIES, REPRESENTATIONS AND COVENANTS

8.1 Survival of Warranties, Representations, and Covenants. Except as set forth below, the representations, warranties, agreements and covenants of the parties shall not survive the Closing:

(a) the agreements and covenants of the parties set forth in Section 2.4, Section 2.5, Section 2.6, Section 8.2 and Article 7, shall survive the Closing;

(b) the representation and warranty made severally by each of the Davis Shareholders and set forth in Section 3.2.1 shall survive the Closing for a period of one (1) year;

(c) in the event of breach of Section 4.2 or 4.4, an action for such breach shall survive the Closing for a period of one (1) year, and may be brought by the Surviving Company (including its successors and assigns) against the Davis Shareholders, jointly and severally; and

(d) the covenants of the parties set forth in Section 4.10 shall survive termination or abandonment of this Agreement.

8.2 Indemnification.

(a) For purposes of this Agreement, “Indemnifiable Losses” means any and all damages, losses, liabilities, obligations, costs and expenses, and any and all claims, demands or suits (by any Person, including without limitation any Governmental Entity) against a Parent Indemnified Party (as defined below), including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys’ fees and expenses in connection therewith; provided, however, that in no event shall Indemnifiable Losses include any exemplary, punitive, special, indirect, consequential or incidental damages of any nature.

(b) Indemnification of Parent Indemnified Parties. After the Effective Time, Purchaser and its Affiliates (including the Surviving Company), officers, directors, managers, employees, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless by the Davis Shareholders from and against those Indemnifiable Losses arising out of or resulting from a breach of a representation, warranty, agreement or covenant surviving the Closing as set forth in Section 8.1 during the survival period.

(c) Recourse. Except for a claim of breach of the representation and warranty set forth in Section 3.2.1 made severally by each of the Davis Shareholders, the Davis Shareholders shall be jointly and severally liable for the indemnification of the Parent Indemnified Parties pursuant to this Section 8.2.

(d) Indemnification Threshold. No Davis Shareholder shall be liable to any Parent Indemnified Party pursuant to Section 8.2(b) for any Indemnifiable Losses arising out of or resulting from a breach of Section 4.2 or 4.4, unless the Indemnifiable Losses (i) attributable to any individual claim are in excess of $10,000.00, or (ii) attributable to all such claims are in excess of $50,000.00 in the aggregate, at which time the Davis Shareholders shall be jointly and severally liable for the full amount of such Indemnifiable Losses without regard to the above-stated threshold amounts.

(e) Limitation. No Parent Indemnified Party shall have any right to assert a claim for indemnification against any of the Davis Shareholders as a result of a breach of Section 3.2.1, 4.2 or 4.4, more than one (1) year following the Closing, provided that any claim for indemnification for which written notice has been given by a Parent Indemnified Party to the Representative on or prior to one (1) year following the Closing shall not be affected by this Section 8.2(e).

8.3 Defense of Claims.

(a) The obligations of the parties with respect to Indemnifiable Losses arising from the claims of any third party which are subject to the indemnification provided for in Section 8.2(b) (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if a Parent Indemnified Party shall receive written notice of any Third Party Claim, the Parent Indemnified Party shall promptly give written notice of such Third Party Claim to the Representative; provided that, subject to the limitation set forth in Section 8.2(e), a failure to give prompt written notice shall not relieve any liability which may exist on account of this indemnity, except to the extent that material prejudice results from such delay. The notice of claim shall describe in reasonable detail the facts known to the Parent Indemnified Party giving rise to such indemnification claim and the amount or good faith estimate of the amount arising therefrom. The Parent Indemnified Party shall deliver to the Representative, promptly after the Parent Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Parent Indemnified Party relating to a Third Party Claim.

(b) The Representative shall be entitled to assume and control the defense of such Third Party Claim through counsel of its choice if it gives written notice of its intention to do so to the Parent Indemnified Party within ten (10) calendar days of the receipt of such notice from the Parent Indemnified Party, in which case the Parent Indemnified Party shall be responsible for any fees of counsel or any other expenses it incurs with respect to the defense of such Third Party Claim; provided, however, that if the Parent Indemnified Party reasonably determines based upon written advice of counsel that a conflict of interest exists that would make it inappropriate for the same counsel to represent both the Parent Indemnified Party and the Representative, then the Parent Indemnified Party shall be entitled to retain its own counsel as an indemnifiable expense; provided, further, that this indemnification right only extends to one firm of separate counsel in connection with any Third Party Claim in the same jurisdiction, in addition to any local counsel. In the event that the Representative exercises the right to undertake any such defense against such Third Party Claim as provided above, the Parent Indemnified Party shall cooperate with the Representative in such defense and make available to the Representative, at the Representative’s expense, all witnesses, pertinent records, materials and information in the Parent Indemnified Party’s possession or under the Parent Indemnified Party’s control relating thereto as is reasonably requested by or on behalf of the Representative. Similarly, in the event the Parent Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Representative shall cooperate with the Parent Indemnified Party in such defense and make available to the Parent Indemnified Party, at the Representative’s expense, all such witnesses, records, materials and information in the Representative’s possession or under the Representative’s control relating thereto as is reasonably requested by the Parent Indemnified Party. No compromise or settlement of such Third Party Claim may be effected by either the Parent Indemnified Party, on the one hand, or the Representative, on the other hand, without the consent of the other (which shall not be unreasonably withheld or delayed).

(c) A claim for indemnification for any matter not including a Third-Party Claim shall be asserted by written notice to the Representative.

ARTICLE 9

TERMINATION

9.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing, if the party seeking to terminate is not then in material default or breach of this Agreement:

(a) By the mutual written consent of Purchaser and the Company;

(b) By either Purchaser or the Company if the Closing shall not have occurred on or before the later to occur of (i) May 31, 2007, or (ii) (A) ten (10) calendar days following the receipt of the requisite approval of the Merger by the Company’s shareholders and (B) ten (10) calendar days following receipt of the approval required under the HSR Act;

(c) By either Purchaser or the Company if there shall have been entered a final, nonappealable order or injunction of any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof;

(d) By Purchaser if (i) holders of more than 5% of the Aggregate Fully Diluted Common Shares shall have given notice of their intention to seek appraisal of their shares of Common Stock pursuant to the provisions of the TBOC, (ii) any Davis Shareholder shall vote his shares of Common Stock against the transactions contemplated by this Agreement or in any way attempt to cause any other Shareholder to vote his or her shares of Common Stock against the transactions contemplated by this Agreement, (iii) the holders of at least 2/3rds of the Aggregate Fully Diluted Common Shares do not vote in favor of the transactions contemplated by this Agreement, (iv) the Trustee of the ESOP does not vote any unallocated shares of Common Stock in favor of the transactions contemplated by this Agreement or (v) the material modification of the Schedules to this Agreement; and

(e) By either Purchaser or the Company if, prior to the Closing Date, the other party is in breach of any representation, warranty, covenant or agreement herein contained and such breach shall not be cured within fifteen (15) days of the date of written notice of default served by the party claiming such default, provided that such terminating party shall not also be in breach of this Agreement at the time notice of termination is delivered.

In no event shall termination of this Agreement by a non-breaching party under Section 9.1(e) relieve the other party of liability for its breach of this Agreement.

ARTICLE 10

DEFINITIONS; INTERPRETIVE MATTERS

10.1 Definition of Certain Terms. The terms defined in this Article 10, whenever used in this Agreement (including in the Exhibits or the Disclosure Letter), shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined).

Acquisition Proposal: the meaning set forth in Section 4.13.

Affiliate: the meaning given to such term in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Agreement: the meaning set forth in the preamble.

Aggregate Fully Diluted Common Shares: the meaning set forth in Section 2.3(a).

Applicable Percentage: the meaning set forth in Section 2.3(a).

Audit: any audit, assessment, refund litigation, adjustment in controversy or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

Balance Sheet Adjustment Escrow Account: means the account established by the Escrow Agent pursuant to the Escrow Agreement.

Balance Sheet Adjustment Escrow Amount: the meaning set forth in Section 2.3(a).

Business: the meaning set forth in the recitals.

Business Day: means any day other than Saturday, Sunday or a United States federal holiday.

Cash Deficit: the meaning set forth in Section 2.3(a).

Certificate of Merger: the meaning set forth in Section 1.3.

Closing: the meaning set forth in Section 1.2.

Closing Date: the meaning set forth in Section 1.2.

Closing Financial Data: the meaning set forth in Section 2.4(a).

Closing Merger Consideration: the meaning set forth in Section 2.3(a).

Closing Per Share Merger Consideration: the meaning set forth in Section 2.3(a).

Code: means the Internal Revenue Code of 1986, as amended.

Common Stock: means the shares of Common Stock of the Company, no par value per share.

Company: the meaning set forth in the preamble.

Confidential Matters: the meaning set forth in Section 7.7.

Contract: means any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, agreement, instrument, or license, written or oral.

Conveyance Taxes: the meaning set forth in Section 7.3.

Davis Shareholders: means Bo S. Davis, David C. Davis, Joe Bob Davis and Joe E. Davis.

Disbursing Agent: means First Financial Trust & Asset Management Company, N.A., Abilene, Texas.

Dissenting Shares: the meaning set forth in Section 2.1(c).

Effective Time: the meaning set forth in Section 1.3.

Environmental Claim: the meaning set forth in Section 3.1.24(j).

Environmental Costs and Liabilities: the meaning set forth in Section 3.1.24(j).

Environmental Law: the meaning set forth in Section 3.1.24(j).

Environmental Permit: the meaning set forth in Section 3.1.24(j).

ERISA: means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate: means any Person that, together with the Company prior to the Closing, or Purchaser or any of its Subsidiaries immediately following the Closing, would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code

Escrow Agent: means U.S. Bank.

ESOP: the meaning set forth in Section 3.1.1(b).

Estimated Balance Sheet: the meaning set forth in Section 2.2(a).

Estimated Balance Sheet Adjustment Amount: the meaning set forth in Section 2.2(b).

Estimated Merger Consideration: the meaning set forth in Section 2.2(c)

Fairness Opinion: the meaning set forth in Section 5.2.7.

Final Balance Sheet: the meaning set forth in Section 2.4(a).

Final Balance Sheet Adjustment Amount: the meaning set forth in Section 2.4(b).

GAAP: means generally accepted accounting principles in the United States.

Governmental Entity: means any federal, state or local government or any court, administrative agency or other governmental authority, domestic or foreign.

Hazardous Material: the meaning set forth in Section 3.1.24(j).

HSR Act: means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indemnifiable Losses: the meaning set forth in Section 8.2(a).

Information Statement: the meaning set forth in Section 4.14.

Intellectual Property: means any and all domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, registered copyrights, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications owned or used by the Company in the operation of the Business and all trade secrets, technical knowledge, know-how and other confidential proprietary information and related ownership, use and other rights of the Company.

Interim Balance Sheet: the meaning set forth in Section 3.1.6.

Interim Balance Sheet Date: the meaning set forth in Section 3.1.6.

knowledge: (i) with respect to the Company, its Subsidiaries or the Davis Shareholders, means the knowledge of Bo S. Davis, David C. Davis, Joe Bob Davis, Joe E. Davis and Jodie McGaughey after due inquiry and (ii) with respect to the Purchaser, means the knowledge of Joseph Israel or Yossi Lipman after due inquiry.

Law: means any domestic or foreign statute, law, ordinance, rule or regulation.

Leased Real Property: means the rights and incidents of interests of the Company in and to all real property leases.

Liens: the meaning set forth in Section 3.1.12.

Merger: the meaning set forth in Section 1.1.

Merger Consideration: the meaning set forth in Section 2.4(c).

Neutral Auditors: means PricewaterhouseCoopers, Deloitte & Touche, or such other nationally-recognized firm as may be agreed to by each of the Surviving Company and the Representative, to be retained at the equal shared expense of Surviving Company and from the Balance Sheet Adjustment Escrow Account.

Non-Compete Payments: the meaning set forth in Section 7.6(a).

Owned Real Property: means the real property owned in fee by the Company, together with all appurtenant easements thereunto and all structures, fixtures and improvements located thereon.

Parent: the meaning set forth in the preamble.

Parent Indemnified Parties: the meaning set forth in Section 8.2(b).

Per Share Merger Consideration: the meaning set forth in Section 2.4(d).

Person: means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, a business entity, any Governmental Entity, or other entity or organization.

Permit: means all licenses, permits, authorizations and approvals issued to the Company by any Governmental Entity.

Permitted Liens: the meaning set forth in Section 3.1.12.

Plans: the meaning set forth in Section 3.1.21(a).

PLL Policy: the meaning set forth in Section 5.1.11.

Pre-Closing Tax Period: the meaning set forth in Section 7.2(a).

Pro Forma December 31, 2005 Balance Sheet: means that certain pro forma balance sheet attached to the letter agreement between the Company and Alon, dated as of August 7, 2006.

Products: means all general merchandise, food products and motor fuels sold by the Company or any of its Subsidiaries.

Purchaser: the meaning set forth in the preamble.

Real Property: means, collectively, the Owned Real Property and the Leased Real Property.

Release: the meaning set forth in Section 3.1.24(j).

Remedial Action: the meaning set forth in Section 3.1.24(j).

Representative: the meaning set forth in Section 7.5(a).

Resolution Period: the meaning set forth in Section 2.4(h).

Shareholder: the meaning set forth in Section 2.1.

Straddle Period: any taxable period that begins prior to the Closing Date and ends after the Closing Date.

Stub Period: the period of time that begins on the last day of the Company’s most recently completed tax year for which a Tax Return has been filed and ending on the Closing Date.

Subsidiary: with respect to any Person, (i) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.

Supplemental Financial Statements: the meaning set forth in Section 4.3.

Surviving Company: the meaning set forth in Section 1.1.

Tax or Taxes: the meaning set forth in Section 3.1.25(e).

Tax Return: the meaning set forth in Section 3.1.25(e).

TBOC: the meaning set forth in Section 1.1.

Third Party Claims: the meaning set forth in Section 8.3.

Trustee of the ESOP: means GreatBanc Trust Company.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1 Specific Performance.

(a) If the Company refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Purchaser for its injury. Purchaser shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by Purchaser to enforce this Agreement, the Company shall waive the defense that there is an adequate remedy at law. In the event of a default by the Company which results in the filing of a lawsuit for damages, specific performances, or other remedies, Purchaser shall be entitled to reimbursement by the Company of reasonable legal fees and expenses incurred by Purchaser.

(b) If Alon, Parent or Purchaser refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate the Shareholders. The Company and the Shareholders shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by the Company to enforce this Agreement, Alon, Parent and Purchaser shall waive the defense that there is an adequate remedy at law. In the event of a default by Alon, Parent or Purchaser which results in the filing of a lawsuit for damages, specific performances, or other remedies, the Company and the Shareholders shall be entitled to reimbursement from Alon, Parent and Purchaser, jointly and severally, of all reasonable legal fees and expenses incurred by the Company and the Shareholders.

11.2 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

(a) If to the Company, to:

Skinny’s, Inc.
3457 Curry Lane
Abilene, Texas 79606
Facsimile No.: (325) 695-0717
Attention: Joe E. Davis, Chief Executive Officer

with a copy to:

McMahon Surovik Suttle, P.C.
400 Pine Street, Suite 800
Abilene, Texas 79601
Facsimile No.: (325) 676-8836
Attention: Paul L. Cannon, Esq.

(b) If to the Davis Shareholders, to:

c/o Skinny’s, Inc.
3457 Curry Lane
Abilene, Texas 79606
Facsimile No.: (325) 695-0717
Attention: Jodie McGaughey

with a copy to:

Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201-6776
Facsimile No.: (214) 740-8800
Attention: Linda A. Wilkins, Esq.

(c) If to Purchaser, to:

ALOSKI, LLC
c/o Alon USA Interests, LLC
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251-1100
Facsimile No.: (972) 367-3724
Attention: General Counsel

(d) If to Parent, to:

c/o Alon USA Interests, LLC
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251-1100
Facsimile No.: (972) 367-3724
Attention: General Counsel

(e) If to Alon, to:

Alon Energy USA, Inc.

7616 LBJ Freeway, Suite 300

Dallas, Texas 75251-1100

Facsimile No.: (972) 367-3724

Attention: General Counsel

(f) If to the Trustee of the ESOP, to:

GreatBanc Trust Company

1301 West 22nd Street, Suite 800

Oakbrook, Illinois 60523

Facsimile No.: (630) 571-0599

Attention: Marilyn Marchetti

With a copy to:

Morgan, Lewis & Bockius

1717 Main Street, Suite 3200

Dallas, Texas 75201

Facsimile No.: (214) 466-4001

Attention: Riva T. Johnson

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

11.3 Expenses. Except as otherwise expressly provided herein, the Company will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein. Purchaser will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein. In the event that his Agreement is terminated in accordance with Section 9.1(e), the party in material breach of this Agreement shall pay to the other (Purchaser or the Company, as the case may be) its reasonable expenses incurred in connection with the proposed transaction contemplated by this Agreement prior to the date of termination, including, but not limited to, attorneys’ fees and expenses and the fees and expenses of any other third parties and professionals retained by the non-breaching party in connection with the Merger prior to the termination of this Agreement.

11.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party which shall not be unreasonably withheld; provided, however, that (a) nothing in this Agreement is intended to limit Purchaser’s ability to sell or to transfer any or all of the Surviving Company’s assets following the Closing Date, (b) upon notice to the Company, Purchaser may assign or delegate any or all of its rights or obligations under this Agreement to any Person (including an Affiliate of Parent) that acquires all or substantially all of the assets or voting stock of Purchaser, and (c) Purchaser may make a collateral assignment of its rights under this Agreement to any institutional lender who provides funds to Purchaser for the acquisition of the Common Stock of the Company. The Company agrees to execute acknowledgements of such assignment(s) and collateral assignments in such forms as Purchaser or Purchaser’s institutional lender(s) may from time to time reasonably request. In the event of such an assignment by Purchaser, the provisions of this Agreement shall inure to the benefit of and be binding upon Purchaser’s assigns.

11.5 Waiver. Purchaser and the Company by written notice to the other may (a) extend the time for performance of any of the obligations of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered in connection herewith, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement; provided, however, that no such party may, without the prior written consent of the other party, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its (or any of its Affiliates) representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties, conditions or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

11.6 Entire Agreement. This Agreement (together with the Exhibits and the Schedules hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) relating to the matters contemplated hereby except for the Confidentiality Agreement executed by and between Alon and the Company, a true and correct copy of which is attached hereto as Exhibit E. This Agreement (together with the Exhibits and Schedules hereto) constitutes the entire agreement by and among the parties hereto and there are no agreements or commitments by or among such parties or their Affiliates except as expressly set forth herein.

11.7 Amendments and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by the parties hereto.

11.8 Rights of the Parties. Except as provided in Article 8 or in Section 11.4, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

11.9 Brokers. Purchaser hereby agrees to indemnify and hold harmless the Company, and the Company hereby agrees to indemnify and hold harmless Purchaser, against any liability, claim, loss, damage or expense incurred by Purchaser or by the Company, respectively, relating to any fees or commissions owed to any broker, finder, or financial advisor as a result of actions taken by Purchaser or by the Company, respectively.

11.10 Further Assurances. From time to time, as and when requested by either party, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

11.11 Transfers. Parent, Surviving Company and the Representative will cooperate and take such action as may be reasonably requested by the other in order to effect an orderly transfer of the Business with a minimum of disruption to the operations and employees of the businesses of Surviving Company.

11.12 Governing Law. This Agreement, including without limitation, the interpretation, construction and validity hereof, shall be governed by the Laws of the State of Texas.

11.13 Severability. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable Law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

11.14 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

11.15 Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.16 Certain Interpretive Matters and Definitions.

(a) Unless the context otherwise requires, (i) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iv) “or” is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and vice versa, and (vi) “includes” or “including” will be deemed to be followed by the words “without limitation” whenever. All references to “$” or dollar amounts will be to lawful currency of the United States of America.

(b) No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

11.17 No Recourse. Notwithstanding any of the terms or provisions of this Agreement, each of Parent, Purchaser, the Company and the Davis Shareholders agree that neither it nor any Person acting on its behalf may assert any claims or cause of action against any officer, director, equity owner, or agent of the other party (or parties) in connection with or arising out of this Agreement or the transactions contemplated hereby except to the extent that such Person is a party to this Agreement or any other document delivered in connection with this Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ALON USA ENERGY, INC. By: /s/ David Wiessman David Wiessman Executive Chairman By: /s/ Jeff Morris Jeff Morris President and Chief Executive Officer

ALON USA INTERESTS, LLC By: /s/ Jeff Morris Jeff Morris Chairman of the Board of Managers

ALOSKI, LLC By: /s/ Jeff Morris Jeff Morris Chairman of the Board of Managers

SKINNY’S, INC. By: /s/ Joe E. Davis Joe E. Davis Chief Executive Officer

DAVIS SHAREHOLDERS /s/ Bo S. Davis Bo. S. Davis /s/ David C. Davis David C. Davis /s/ Joe Bob Davis Joe Bob Davis /s/ Joe E. Davis Joe E. Davis

ACCEPTANCE OF AGREEMENT

By signature affixed hereto, I specifically authorize my spouse to act without the necessity of my further consent in all decisions affecting the shares of Common Stock of the Company issued and outstanding in his name.

/s/ Billie J. Davis Billie J. Davis, Spouse of Joe E. Davis

EXHIBITS

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E	Non-Compete Payments Form of the Company’s Counsel Opinion Form of Escrow Agreement Form of Landlord Certificates Confidentiality Agreement entered into by and between Alon and the Company

SCHEDULES

Schedule 3.1.1(b) Schedule 3.1.3	Capitalization Subsidiaries

Schedule 3.1.4 Consents Required from Governmental Entities on behalf of the Company

Schedule 3.1.11(a)
Schedule 3.1.12
Schedule 3.1.13(a)
Schedule 3.1.13(b)
Schedule 3.1.16
Schedule 3.1.16(b)
Schedule 3.1.16(f)
Schedule 3.1.16(j)
Schedule 3.1.16(k)
Schedule 3.1.17
Schedule 3.1.18(e)
Schedule 3.1.18(i)
Schedule 3.1.18(j)
Schedule 3.1.19
Schedule 3.1.20(a)
Schedule 3.1.20(b)
Schedule 3.1.20(d)
Schedule 3.1.21(a)
Schedule 3.1.21(i)
Schedule 3.1.22(a)
Schedule 3.1.22(b)
Schedule 3.1.23
Schedule 3.1.24
Schedule 3.1.25(a)
Schedule 3.1.27(b)
Contracts
Exceptions to Title to Company Assets
Intellectual Property
Exceptions to Intellectual Property
Owned Real Property
Leased Real Property
Assessments or Hazards
Public Improvements
Real Property within Flood Plain
Insurance
Capital Distributions since September 30, 2006
Commitment or Agreement for Capital Expenditures exceeding $10,000
Exceptions to Increase in Compensation
Customers and Suppliers
Agreements Relating to Employees/Consultants
List of Employees
Other Employee Matters
Employee Benefit Plans
Equity Interests
Litigation
Product Liability Claims
Permits
Environmental Matters
Tax Extensions
Potential Conflict of Interest

Schedule 3.3.3 Consents Required from Governmental Entities on behalf of Parent

Schedule 3.4.3 Consent Required from Governmental Entities on behalf of Purchaser

Schedule 4.2 Schedule 4.16 Schedule 5.1.6 Schedule 5.1.9 Schedule 5.1.12 Schedule 6.1.5	Conduct of Business Prior to Closing Excluded Property Third Party Consents Related-Party Agreements Title Insurance Counties

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 2, 2007

BY AND BETWEEN

ALON USA ENERGY, INC.,

ALON USA INTERESTS, LLC,

AND ALOSKI, LLC

AND

SKINNY’S, INC.,

AND

THE DAVIS SHAREHOLDERS